PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2010)
Structured Asset Trust Unit Repackagings

CMT Linked Trust Units
Series 2010-01 due August 6, 2019

$13,415,000
13,415 CMT Linked Trust Units
($1,000 principal balance per Unit)
backed by
Altria Group, Inc.
9.25% Notes due August 6, 2019
MS Structured Asset Corp.
Depositor and Sponsor

CMT Linked Trust Units Series 2010-01 is offering Trust Units.  The amount of interest payable on the Units will be 5.00% from the Issue Date to but excluding August 6, 2012, and from August 6, 2012 until maturity will be determined based on a floating rate equal to the value of the Ten Year Constant Maturity Treasury (“10Y CMT rate”) index, subject to a minimum coupon of 0% per annum and a maximum coupon of 15.00% per annum.  On the final distribution date, each of the Units will be entitled to a single payment of principal of $1,000 plus any accrued interest.  Distribution dates for the Units will occur semiannually on February 6 and August 6, commencing on February 6, 2011.

The 10Y CMT rate index for purposes of the Units and any interest accrual period is an index value published on Bloomberg page “H15T10Y <Index>” two U.S. government securities business days prior to the beginning of such interest accrual period and reflects the average yield of a range of U.S. Treasury securities, all adjusted to the equivalent of a ten-year maturity. Yields on Treasury securities at constant maturity are determined by the U.S. Treasury from the daily yield curve, which is based on the closing market bid yields on actively traded Treasury securities in the over-the-counter market.

The Units will represent a beneficial interest only in the underlying securities, consisting of senior unsecured notes, and the swap agreement described in this prospectus supplement under “Description of Trust Property”; the Units will represent the obligations of the issuing entity only and do not represent the obligations of or interest in the depositor, sponsor or any of their affiliates or obligations of or interest in the swap counterparty.  The underlying securities and the swap agreement (consisting of an interest rate swap transaction and two separate forward interest rate transactions taken collectively with the master agreement applicable thereto) will be held by the Trust.  The underlying securities have a different interest rate and denomination than do the Units.  The underlying securities are subject to redemption as described in this prospectus supplement.  Any such redemption will result in a redemption of the Units and will result in an early termination payment being made or received by the Trust in respect of the swap agreement, and may result in losses to unitholders.  The Units will represent a beneficial ownership interest in the underlying securities, the swap agreement and any other trust property and do not represent the obligations of or any interest in the depositor and sponsor, or any of its affiliates.  For a description of the underlying securities, see “Description of Trust Property”.

Prior to this offering, there has been no public market for the Units.  The depositor will apply to list the Units on the New York Stock Exchange, subject to meeting the applicable listing requirements.

See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus to read about certain factors you should consider before buying Units.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Trust
Per unit	$1,000	$22.50	$977.50
Total	$13,415,000	$301,837.50	$13,113,162.50

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated (“MS&Co.”) will purchase the Units from the depositor and will then sell the Units in negotiated transactions at varying prices at the time of sale.  Proceeds from the Units are expected to total $13,415,000 less an underwriting discount of 2.25%.  MS&Co. expects to deliver the Units through the facilities of The Depository Trust Company against payment in New York, New York on or about August 30, 2010.  Selected dealers, including Morgan Stanley Smith Barney LLC, an affiliate of the Agent (“MSSB”), and their financial advisors will collectively receive from the underwriter, MS&Co., a fixed sales commission of 2.25% for each Unit they sell.  For additional information, see “Plan of Distribution.”

MORGAN STANLEY

August 27, 2010

TABLE OF CONTENTS

Prospectus Supplement
	Page
EUROPEAN ECONOMIC AREA	S-3
UNITED KINGDOM	S-3
NOTICE TO UNITED KINGDOM INVESTORS	S-4
SUMMARY	S-4
RISK FACTORS	S-13
INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE	S-21
THE DEPOSITOR AND SPONSOR	S-22
THE TRUSTEE	S-23
THE TRUST AGREEMENT	S-24
DESCRIPTION OF TRUST PROPERTY	S-30
SWAP AGREEMENT	S-38
DESCRIPTION OF UNITS	S-47
UNITED STATES FEDERAL INCOME
TAXATION	S-49
ERISA CONSIDERATIONS	S-55
PLAN OF DISTRIBUTION	S-56
LEGAL MATTERS	S-58
INDEX OF DEFINED TERMS	S-59
ANNEX A - HISTORICAL INFORMATION	A-1

Prospectus
	Page		Page

PROSPECTUS SUPPLEMENTS	1	Notices	21
RISK FACTORS	3	Replacement Units	21
Limited Recourse	3	Trust wind-up events, liquidation events and
Limited Liquidity	3	disqualification events	21
Priority of Other Claims	4	Delisting of Units	22
Dependence on Underlying Securities	5	Sale of trust property, secured party rights	27
Dependence on Available Public Reports	6	Distribution to Unitholders; termination	27
Reinvestment Risk	7	Trustee	28
Passive Vehicle	7	Trustee compensation and expenses; liability and
Risks Related to Swap Agreements	8	indemnification	29
Trust Wind-Up Events	10	Trustee compliance certifications and reports	30
AVAILABLE INFORMATION	11	Governing law	31
INCORPORATION OF CERTAIN		DESCRIPTION OF TRUST PROPERTY	31
DOCUMENTS BY REFERENCE	11	General	31
REPORTS TO UNITHOLDERS	12	Underlying securities	31
IMPORTANT CURRENCY INFORMATION	12	Underlying security issuance agreements	36
USE OF PROCEEDS	12	Swap agreements	41
THE DEPOSITOR AND SPONSOR	13	Repurchase agreements	47
THE ISSUING ENTITIES	14	Credit support	47
THE TRUSTEE	15	DESCRIPTION OF UNITS	49
Trustee as servicer	15	General	49
DESCRIPTION OF TRUST AGREEMENTS	16	Distributions	51
General	16	Interest on Units	52
Collections on underlying securities	16	Principal of Units	59
Certain matters regarding the depositor and the		Foreign currency Units	60
trustee	16	Multi-currency Units	60
Retained interest	17	Call rights and warrants	60
Security interest of swap counterparty	17	Optional exchange	61
Modification and waiver	18	Ratings	63
Reports to Unitholders	19	Form	63
Evidence as to compliance	20

S-i

Voting of securities, modification of underlying
security issuance agreements	66
Early distribution of trust property	67
Reports in relation to the Units	68
UNITED STATES FEDERAL INCOME
TAXATION	68
Classification of the Trust	69
Taxation under grantor trust rules	70
Allocation of basis and sales proceeds	70
Tax consequences to U.S. Unitholders	71
Taxation of underlying securities	71
Taxation of the swap agreement	75
Other characterizations of the underlying
securities and swap agreement	77
Straddle rules	77
Foreign currency rules	78
Taxation of underlying securities and swap
agreement as an integrated transaction	79
Credit support	81
Trust expenses	81
Tax-exempt organizations	81
Tax consequences to non-U.S. Unitholders	81
Information reporting and backup withholding	82
ERISA CONSIDERATIONS	83
PLAN OF DISTRIBUTION	86
VALIDITY OF UNITS	89
INDEX OF DEFINED TERMS	90

EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of Units to the public in that relevant member state prior to the publication of a prospectus in relation to the Units which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of Units to the public in that relevant member state at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Units to the public” in relation to any Units in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

UNITED KINGDOM

The underwriter has represented and agreed that:

(a)      it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Units in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)      it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom.

NOTICE TO UNITED KINGDOM INVESTORS

The distribution of this prospectus supplement (A) if made by a person who is not an authorized person under the FSMA, is being made only to, or directed only at persons who (1) are outside the United Kingdom, or (2) are investment professionals falling within Article 19(5) of the Financial Services and Market Act 2000 (Financial Promotion) Order 2005 or (3) are high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associates, etc.”) (all such persons together being referred to as the “relevant persons”).  This prospectus supplement must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this prospectus supplement relates, including the offered Units, is available only to relevant persons and will be engaged in only with relevant persons.

Potential investors in the United Kingdom are advised that all, or most, of the protections afforded by the United Kingdom regulatory system will not apply to an investment in the issuer and that compensation will not be available under the United Kingdom Financial Services Compensation Scheme.

STABILIZATION LEGEND

In connection with the issue of Units, the dealer or dealers (if any) named as the stabilizing manager(s) (or persons acting on behalf of any stabilizing manager(s)) in this supplement may over-allot Units or effect transactions with a view to supporting the market price of the Units at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on behalf of a stabilizing manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Units is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Units and 60 days after the date of the allotment of the Units.  Any stabilization action or over-allotment must be conducted by the relevant stabilizing manager(s) (or persons acting on behalf of any stabilizing manager(s)) in accordance with all applicable laws and rules.

SUMMARY

In this prospectus supplement and the accompanying prospectus, the units offered by the Trust are referred to as the “Units”. By contrast, the underlying securities deposited into the Trust are referred to as the “underlying securities”, and terms such as “underlying security issuance agreement”, “underlying security issuer”, “underlying security guarantor”, “underlying security disclosure document”, “underlying security registration statement” or other terms containing the phrase “underlying security” have related meanings.  The swap agreement entered into by the Trust with Morgan Stanley Capital Services Inc. consists  of an interest rate swap transaction, which may be referred to as the “interest rate swap”, and four separate forward interest rate agreements, each of which may be referred to as a “forward rate agreement”; each of the interest rate swap and the forward rate agreements may be referred to as a “swap transaction”, and the five swap transactions taken collectively with the master agreement applicable thereto are referred to as the “swap agreement”.  References to the “calculation agent” refer to that role under each swap transaction.  Defined terms used but not defined in this prospectus supplement have the meanings given to such terms in the accompanying prospectus.  An index of defined terms can be found on page S-59 in this prospectus supplement and on page 90 of the accompanying prospectus.

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Depositor and Sponsor	MS Structured Asset Corp.

Trustee and Servicer	The Bank of New York Mellon

Trust and Issuing Entity	CMT Linked Trust Units Series 2010-01 (the “Trust”). The Trust will be formed under a trust agreement dated as of the closing date between the depositor and the trustee.

Units
There will be one class of Units, Series 2010-01. The total principal amount of Units being issued is $13,415,000. The Units will be registered Units issued in book-entry form through the facilities of the Depository Trust Company (“DTC”) in minimum denominations of $1,000 and $1,000 increments in excess thereof.

The Units will have the same final maturity as the underlying securities.

The Units are expected to settle flat.  This means that any accrued and unpaid interest on the Units at closing will be reflected in the settlement price.

In the event the underlying securities are redeemed, the Units will be redeemed when the underlying securities are redeemed, subject to any required payments first being made to the swap counterparty.

Underlying securities
The depositor will deposit into the Trust $13,415,000 (by principal amount) of 9.25% notes due August 6, 2019, issued by Altria Group, Inc.  The underlying securities have been purchased by the depositor or its affiliates in the secondary market.  The underlying securities represent credit risk similar to the senior unsecured debt of the underlying security guarantor.  The underlying security issuer, at its option, may redeem the underlying securities in whole but not in part on not more than 60 days’ notice and not less than 30 days’ notice upon the occurrence of certain tax events.  See “Description of Trust Property” for a description of the terms of the underlying securities.

Underlying security issuer
and underlying security guarantor
The issuer of the underlying securities is Altria Group, Inc.  The underlying securities are guaranteed by Philip Morris USA Inc. (the “underlying security guarantor”) by way of a guaranty between the underlying security issuer and the underlying security guarantor (the “underlying security guaranty”).  Neither the underlying security issuer nor the underlying security guarantor is participating in this offering and neither has any obligations under the Units.  Information about the underlying security issuer and the underlying security guarantor is available in the underlying security issuer’s filings with the SEC.

Interest and Principal Distributions
Interest on the Units will be distributed semiannually in arrears by the trustee through the facilities of the DTC to recordholders as of the business day prior to the distribution date on February 6 and August 6, commencing February 6, 2011.  The semiannual interest rate for the Units is 5.00% from issuance until but excluding August 6, 2012 and from August 6, 2012 until maturity is determined by the rate of payments received by the Trust under the swap agreement as described below.  The Trust will pass through interest on the Units to the unitholders subject to receipt of payments received by the Trust from the swap counterparty under the swap agreement.

The semiannual payments received by the Trust under the interest rate swap after the August 2012 payment date will be determined based on a floating rate equal to the value of the 10Y CMT rate as of the second U.S. government securities business day prior to the beginning of each interest accrual period, subject to a minimum coupon and a maximum coupon.  U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Payments for any semiannual interest period received by the Trust after the August 2012 payment date under the interest rate swap will not, and therefore the interest payable on the Units will not, exceed the maximum coupon of 15.00% per annum or be less than the minimum coupon of 0.00% per annum.  The amount the Trust receives under each swap transaction on each interest payment date will be calculated on a 30/360 basis, which means payments assume a 360 day year consisting of twelve 30 day months.

If on the second U.S. government securities business day preceding the related interest reset date the 10Y CMT rate is not reported on Bloomberg page “H15T10Y <Index>”, Morgan Stanley Capital Services Inc., in its capacity as calculation agent, will obtain the 10Y CMT rate as published by the Federal Reserve Board in Federal Reserve Statistic H.15 as of the second U.S. government securities business day preceding the reset date.  If on the second U.S. government securities business day preceding the related interest reset date the 10Y CMT rate is not published by Bloomberg or the Federal Reserve Board, the 10Y CMT rate will be determined by the calculation agent under the interest rate swap by taking the average of quotes received in response to solicitations for quotations from five independent dealers selected at the discretion of the calculation agent, using the most recently available definition of 10Y CMT rate published by the Federal Reserve Board.

Unless distributed earlier due to a redemption of the underlying securities or an early termination of the swap transactions (in which case distribution of principal may be subject to distribution only after any swap termination payment is paid in full), principal will be distributed on a final scheduled distribution date of August 6, 2019.

The payments made by the Trust under the swap agreement to the swap counterparty will correspond to the semiannual payments received by the Trust on the underlying securities.

If any payment with respect to the swap agreement is not received by the trustee by 10 a.m. (New York City time) on a distribution date, the corresponding distribution on the Units will not occur until the next business day that the Trust is in receipt of proceeds of such payment prior to 10 a.m., with no adjustment to the amount distributed or the record date.

Business Days	New York

Minimum Coupon	0.00% per annum

Maximum Coupon	15.00% per annum

Swap Counterparty	Morgan Stanley Capital Services Inc. (“MSCS”), with payments guaranteed by Morgan Stanley

Swap Agreement
The Trust will enter into (i) an interest rate swap transaction with the swap counterparty under which the Trust will (A) receive from the swap counterparty an upfront payment on the closing date in the amount of $556,722.50, which is equal to, and will be used by the Trust to pay, the aggregate upfront amounts due under the forward rate agreements and (B) make semiannual interest payments to the swap counterparty equal to 9.25% per annum on the notional amount of $13,415,000 plus any additional interest (which represent the payments received by the Trust on the underlying securities) during the relevant periods and will receive from the swap counterparty semiannual interest payments based on the 10Y CMT rate during the relevant period, subject to the Minimum Coupon and Maximum Coupon (or, in the case of the August 2011, February 2012 and August 2012 payment dates, a maximum of 5.00% per annum) and (ii) four separate forward interest rate agreements.

Under the forward rate agreements, (1) the Trust will pay a specified upfront amount on the closing date, (2) on a payment date immediately preceding the February 2011 distribution date for the Units, the Trust will either (A) receive a payment from the swap counterparty determined based on the excess, if any, of 5.00% per annum over the 10Y CMT rate for the relevant six month period or (B) make a payment to the swap counterparty determined based on the excess, if any, of the 10Y CMT rate for the relevant six month period over 5.00% per annum, and (3) on a payment date immediately preceding each of the August 2011, February 2012 and August 2012 distribution dates for the Units, the Trust will receive a payment from the swap counterparty determined based on the excess, if any, of 5.00% per annum over the 10Y CMT rate for the relevant six month period.

Through the payment date occurring in August 2012, through the interest rate swap and the forward rate agreements together, the Trust will be entitled to a net 5.00% per annum fixed rate payment.  After the August 2012 payment date, the interest rate swap will have the effect, subject to performance by the swap counterparty of its obligations, of converting the return on the underlying securities to a return based on a floating rate determined by 10Y CMT rate (subject to the Minimum Coupon and Maximum Coupon) that the Trust will distribute on the Units.   “Additional interest” means interest received by the Trust as the result of an increase in the per annum interest rate on the underlying securities due to a ratings downgrade of the underlying security issuer or in certain circumstances after an event of default under the underlying security issuance agreement.

Calculation Agent	Morgan Stanley Capital Services Inc. will act as calculation agent under each swap transaction.

Early termination of the Trust
A trust wind-up event will occur and the Trust will terminate upon (i) redemption by the underlying security issuer of all underlying securities held by the Trust, (ii) an underlying security default, (iii) the early termination of all outstanding swap transactions in whole (other than pursuant to the appointment of a replacement swap counterparty), (iv) where the underlying security issuer has become a disqualified issuer or any swap counterparty has become a disqualified swap counterparty in the circumstances described in the accompanying prospectus, and approval from the SEC and the New York Stock Exchange (“NYSE”) to withdraw the Units from listing and reporting registration is not obtained within a requisite time period as described below under “The Trust—Delisting of Units”, or (v) the designation by the depositor, if the depositor owns 100% of the Units, of a special depositor wind-up event.

If a trust wind-up event occurs, any underlying securities held by the Trust will be liquidated (by delivery to the underlying security issuer in the event of a redemption or otherwise by sale thereof) and each swap transaction will be terminated and the Trust will terminate early.

In connection with an early termination of the swap agreement if the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units.  Any amounts remaining in the Trust following full satisfaction of the swap counterparty’s claims will be disbursed to the unitholders pro rata as described herein and the unitholders will receive no further distributions thereafter.

If an early termination of the swap agreement occurs as a result of a redemption of the underlying securities due to an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty will rank junior to the claims of the unitholders and will be paid only out of funds from liquidation of the trust property, if any, in excess of those necessary to redeem the Units at par plus accrued interest.  For the avoidance of doubt, if there is a redemption of the underlying securities as a result of an acceleration due to a covenant breach, and prior to final payment on the Units another underlying security event of default (such as a failure to pay the redemption amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.

Upon termination of the Trust, the proceeds of liquidation of the trust property will be applied to redeem the Units subject to any applicable prior claims of the swap counterparty.  The Units will have a claim on the proceeds of the liquidation of the trust property equal to their aggregate principal balance plus accrued interest, if any.  If the proceeds of the liquidation of the trust property (less any amounts payable to the swap counterparty in priority to distributions on the Units) are less than the claim amounts of the Units, the proceeds will be distributed to the Units ratably in proportion to the claim amounts of the Units.

Trigger amount	Not applicable

Maximum reimbursable amount	$200,000

Retained interest
The depositor retains the right to receive any and all interest that accrues on the underlying securities prior to the closing date and the Trust will have no rights to such interest.  The trustee will pay this accrued interest over to the depositor on the first date it receives an interest payment on the underlying securities.

If an underlying security default occurs on or prior to the first distribution date and the depositor does not receive its retained interest amount on the first date of distribution on the Units, the depositor will have a claim for its retained interest and will share pro rata with the unitholders to the extent of such claim, subject to the senior claim of the swap counterparty, in the proceeds from the liquidation of the trust property.

Tax Status
The depositor will receive an opinion of counsel that the Trust will be characterized as a grantor trust.  Accordingly, unitholders generally will be treated as owning an undivided beneficial interest in the assets of the Trust and required to include in their gross income their pro rata share of the income of the Trust.  U.S. unitholders also may deduct their pro rata share of the fees and other deductible expenses paid by the Trust, subject to the limitations otherwise applicable to such deductions, as described in the prospectus under “United States Federal Income Taxation—Trust expenses.”   Unitholders should expect to recognize taxable income for each taxable year in an amount that may be significantly different from the cash payments received on the Units.  Significant aspects of the tax characterization of an investment in the Units are uncertain. For a description of other possible characterizations and tax consequences, see “United States Federal Income Taxation—Alternative treatments”.

ERISA Considerations
A plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code (the “Code”) or non-U.S., church or any governmental plan subject to any substantially similar provisions should consult with its counsel before making an investment in the Units.  See “ERISA Considerations”.

Trustee Compensation
The trustee will receive compensation for and reimbursement of trust expenses related to its services under the trust agreement from the depositor in accordance with the terms of a fee agreement between the depositor and the trustee.

Rating
One or more rating agencies is expected to assign a rating to the Units; and any such rating will depend on the ratings of the underlying security guarantor and the swap counterparty’s guarantor.  Any downgrade by a rating agency of its rating of the underlying security guarantor or any downgrade of the rating of the guarantor under the swap agreement below the rating of the underlying securities would likely result in a downgrade of its ratings with respect to the Units.  A rating agency may maintain ongoing rating surveillance with respect to the Units, but the depositor will not monitor any changes in the rating of the Units after their issuance.  The depositor is not required to maintain or enter into any arrangement to maintain the public rating in relation to the Units.

Closing date	On or about August 30, 2010.

Listing	Application has been or will be made to list the Units on the NYSE. Trading on the NYSE is expected to begin within 30 days after the completion of this offering.

The Units will be listed as debt securities and not as equity, and as a result trades in the Units occurring off the NYSE will not be reported to the NYSE for purposes of any “ticker” information in relation to the Units.

How to reach the depositor
You may reach the depositor by contacting your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

The Units involve risks not associated with an investment in ordinary interest pass through Units.  This section describes the most significant risks relating to the Units.  You should carefully consider whether the Units are suited to your particular circumstances before you decide to purchase them.

The Units are index linked and are exposed to constant ten-year Treasury maturities

The Units bear interest from August 6, 2012 until maturity at a floating rate and are “index linked Units” as described in the prospectus.  Distributions of interest with respect to the Units will depend on the value of the 10Y CMT rate.  Exposure to the 10Y CMT rate involves risk that is substantially different from other floating rate debt securities.  While the interest rate applicable to the Units is reset semiannually, it is set based on a constant maturity rate of ten years.  The 10Y CMT rate indexes the average yield of a range of Treasury securities, all adjusted to the equivalent of a ten-year maturity, which is based on the closing market-bid yields on actively traded Treasury securities in the over-the-counter market.  Depending on the value of the 10Y CMT rate, unitholders may receive lesser amounts of interest on these Units than they would otherwise have received had they held the underlying securities.

While the 10Y CMT rate typically has been higher than the 6-month Treasury bill or similar short term Treasury rates, in certain periods the 10Y CMT rate has actually been lower than shorter term rates.  The relationship between the 10Y CMT rate and shorter term Treasury rates, as with all interest rates of different maturities, is a function of the yield curve for Treasury securities: i.e., the curve produced by a graph of the interest rates corresponding to different Treasury maturities on a given day.  The relationships between interest rates of different maturities, and thus the shape of the yield curve, have experienced periods of volatility in the past and such volatility can be expected to occur in the future.  In particular, the extent to which the 10Y CMT rate on a given semiannual reset date is greater than the rate which would apply to the Units if a shorter term Treasury rate were applied on such semiannual reset date, if at all, can be expected to vary over time.  Such variations will affect the returns to unitholders.

The 10Y CMT rate as of August 26, 2010 was 2.50% per annum; thus, the Units should be expected to bear interest at a rate substantially lower than 15.00% per annum once the initial fixed interest period for the Units ends on August 6, 2012.  In addition, like all floating rate instruments, an investment in the Units involves the risk that prevailing interest rates will decline in the future and result in a lower rate of return for the Units.  The rate of interest applicable to the Units may be very low or even zero if the 10Y CMT rate declines to such levels.  Very low interest rate environments have occurred in the past and may occur in the future.

The interest rate cap on the Units could result in a below-market return

The interest rate from August 6, 2012 until maturity will be the 10Y CMT rate subject to a maximum of 15.00% per annum.  In certain interest rate environments, including when the economy is experiencing high levels of inflation or real interest rates have risen significantly, the 10Y CMT rate and the yield available on debt securities generally may be higher than 15.00% per annum.  In those circumstances, holding the Units would be economically disadvantageous.  In particular, if the 10Y CMT rate rises such that the 10Y CMT rate would exceed 15.00% per annum, the unitholders will not receive interest greater than 15.00% per annum, even though this rate is less than other rates that may be available in the market.

In addition, as the interest rate on the Units becomes less attractive, the market price as a percentage of par on the Units will decline.  If interest rates rise such that a unitholder wishes to sell Units in order to invest in an instrument with a higher rate of return, the unitholder may not be able to obtain a price for the Unit that equals the par amount thereof and may therefore experience a loss.

The Units will not have the benefit of any interest rate adjustment on the underlying securities

              If the ratings of the underlying security issuer are downgraded, it will increase the interest rate it pays to holders of the underlying securities.  In addition, in certain circumstances, the sole remedy for an event of default under the underlying security issuance agreement will be an increase in the interest rate.  Any such increases will be paid to the swap counterparty under the swap agreement.  There will be no corresponding increase in the amount of interest paid on the Units.

Absence of information

Unitholders will be exposed to the credit risk of the underlying security issuer, the underlying security guarantor, the swap counterparty and the swap guarantor.  Material information with respect to the underlying security issuer and the underlying security guarantor is described in public filings prepared by the underlying security issuer and referred to in this prospectus supplement.  In addition, this section does not contain any risk factors relating to the underlying security issuer or the underlying security guarantor.

No investigation of the financial condition or creditworthiness of the underlying security issuer, the underlying security guarantor or any of their affiliates, or of any ratings of the underlying securities, has been made by the Trust, the trustee, the depositor, MS&Co., MSCS, Morgan Stanley or any of their affiliates, in connection with the issuance of the Units. You should consider carefully the financial condition of the underlying security issuer, the underlying security guarantor and the swap counterparty’s guarantor and their ability to make payments in respect of the underlying securities and under the swap agreement.  We are not affiliated with the underlying security issuer or the underlying security guarantor and have not performed any due diligence investigation or review of the underlying security issuer or the underlying security guarantor.  You should undertake an independent investigation of the underlying security issuer and the underlying security guarantor to the extent required in your judgment to allow you to make an informed decision with respect to an investment in the Units.

In addition, one or more affiliates of MS&Co. publish research reports from time to time with respect to the underlying security issuer and the underlying security guarantor.  Such reports may make negative recommendations with respect to securities of the underlying security issuer or the underlying security guarantor.  None of the Trust, the trustee, the depositor, MS&Co. or Morgan Stanley undertakes any responsibility to reflect or account for in this prospectus supplement the conclusions or analyses set forth in such research reports.  You may obtain a copy of any research reports relating to the underlying security issuer or the underlying security guarantor by requesting them from your broker or from MS&Co. directly.

For information regarding the material terms of the underlying securities, please refer to page S-29 “Description of Trust Property.”

Early redemption of the underlying securities may reduce yield and may result in losses due to early termination payments under the swap agreement

The underlying securities permit the underlying security issuer to effect a redemption of the underlying securities upon the occurrence of certain tax events that could result in the underlying security issuer becoming obligated to pay additional amounts with respect to the underlying securities.  If such early redemption occurs, the Units will be redeemed at par, subject in each case to any liabilities to the swap counterparty first being paid in full. Early redemption of the Units may occur at a time when reinvestment in securities with yields comparable to that of the Units is not possible.  Moreover, if an early redemption of the underlying securities occurs at a time when the interest rate swap transaction has a market value in favor of the swap counterparty, unitholders will likely suffer a loss, which may be substantial, as a result of payment of a swap termination payment to the swap counterparty.  See “Changes in the value of the interest rate swap transaction may cause losses if the swap agreement terminates early” below.

The Trust will not accept an offer to repurchase the underlying securities after a change of control triggering event

If there is a change of control triggering event of the underlying security issuer, unless it has redeemed the underlying securities it will be required to offer to purchase the units at a price of 101% of the aggregate outstanding principal amount plus accrued and unpaid interest.  The Trust will not accept any such offer.  Accordingly, the Unitholders will not have the protection afforded to other holders of the underlying security against the effect that a change in control triggering event may have on the creditworthiness the underlying security issuer or on other characteristics of the underlying security.

Further, if a change of control triggering event of the underlying security issuer occurs, this may increase the likelihood that the underlying security issuer will not have access to financial reporting information regarding the underlying security guarantor and hence become a disqualified issuer.  If the underlying security issuer becomes a disqualified issuer, a trust wind-up event may result.

Delisting or early termination of Units for lack of underlying security or swap counterparty reporting

If the underlying security issuer becomes a disqualified issuer or any swap counterparty becomes a disqualified swap counterparty, including where either (A) the underlying security issuer ceases to be a reporting company for purposes of the Exchange Act or file certain financial information in connection with such reporting (including the condensed consolidating financial information for the underlying security guarantor required to be filed pursuant to Rule 3-10 of Regulation S-X) or (B) the “significance percentage” as determined in accordance with Item 1115 of Regulation AB of the swap counterparty becomes or is expected to become equal to or greater than 10% and the swap counterparty does not file certain financial information in connection with Exchange Act reporting, the depositor will not have available to it information needed in connection with reporting obligations in respect of the Units.  If either such event occurs, (i) the depositor will be required to obtain approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration or (ii) in the event the swap counterparty has become a disqualified swap counterparty, in lieu of delisting, the depositor may direct the swap counterparty to transfer its rights and obligations under the swap agreement to a swap counterparty (which may be an affiliate) that would not be a disqualified swap counterparty.  Any replacement swap counterparty must assume all such rights and obligations (including with respect to acting as calculation agent under the swap agreement) and either the replacement swap counterparty or its guarantor must have an S&P rating no lower than the higher of the S&P rating of the swap counterparty or the swap guarantor at that time.  In addition, any replacement swap counterparty must be a person who regularly offers to enter into, assume, offset, assign, or otherwise terminate positions in interest rate swaps with customers in the ordinary course of a trade or business.  If neither the Exchange Act reporting obligations in relation to the Units have been terminated nor the swap agreement transferred to a replacement swap counterparty on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.   Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property and termination of the swap agreement.  See “Description of Trust Agreements—Trust wind-up events, liquidation events and disqualification events” in the prospectus.

A trust wind-up event will not occur in the circumstances described above, and the Units will remain outstanding, only if the depositor succeeds in withdrawing the Units from listing on the NYSE and terminating its reporting obligations in relation to the Units before the depositor determines it would be in violation of its reporting obligations under the Exchange Act (or, in the event the swap counterparty has become a disqualified swap counterparty, the swap counterparty succeeds in transferring its rights and obligations to a swap counterparty that would not be a disqualified swap counterparty).  However, in the event that the Units are withdrawn from listing on the NYSE, the Units will no longer be listed on any stock exchange and no public reports under the Exchange Act will be available in relation to the Units.  Such delisting and the absence of periodic reports will significantly impair the liquidity of the Units in the secondary market – due to the potential applicability of state “blue sky” laws to transactions in the Units, or other factors – and may impair the ability of holders of the Units to continue to hold or sell the Units.  In particular, if any unitholder is subject to an investment restriction requiring it to hold listed securities, such unitholder may be required to sell its Units at a time when the secondary market in the Units has been adversely affected as a result of delisting.  In addition, holders of Units who are subject to the requirements of Title I of ERISA, Section 4975 of the Code or similar law (as such terms are defined under “ERISA Considerations” below) may be required to represent upon delisting of the Units that their holding of Units, at the time of delisting and at all times thereafter, will not give rise to a prohibited transaction or other violation under such laws.  See “ERISA Considerations”.

A termination of reporting such that the underlying security issuer becomes an ineligible issuer, and resulting in a delisting of the Units or a trust wind-up event, may occur as a result of, among other reasons, a merger or acquisition, redemption or delisting of unrelated securities of the underlying security issuer or the swap counterparty, or any guarantors of their obligations, or changes in their respective corporate structure, or other events with respect to the underlying security issuer or the swap counterparty over which the depositor has no control.

The value of the interest rate swap may cause losses if the swap agreement terminates early

In the case of an early termination of one or more of the swap transactions, a swap termination payment may be payable by the Trust to the swap counterparty or by the swap counterparty to the Trust.  Generally, the lower the prevailing interest rates are at the time of termination, the more substantial the swap termination payment payable by the Trust will be; however, the value of any swap termination payment will be influenced by the value and expected future values of the 10Y CMT rate at the time of termination, and the amount of any such swap termination payment therefore is not capable of estimation for purposes of this prospectus supplement.  The amount of any such payment will be based on (i) the estimated cost, at prevailing market values, that would be incurred by the Trust or the swap counterparty to enter into a transaction having economic terms similar to that of the terminated transaction or (ii) the losses suffered by the Trust or the swap counterparty as a result of the termination of the transaction.  In general, the swap counterparty will have the sole right to determine in good faith the amount of any swap termination payment.

In connection with an early termination of the swap agreement if the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units.

If an early termination of the swap agreement occurs for any reason other than as a result of a redemption of the underlying securities due to an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach, then any early termination payment or other amounts owed in respect of the swap transactions to the swap counterparty shall have first priority over the claims of unitholders.  For the avoidance of doubt, if there is a redemption of the underlying securities as a result of an acceleration due to a covenant breach, and prior to final payment on the Units another underlying security event of default (such as a failure to pay the redemption amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.  Such events in which the claims of the swap counterparty will have first priority over the claims of unitholders include but are not limited to:  (i) a default by the Trust under any swap transaction, (ii) an early redemption of the underlying securities (which may occur at the option of the underlying security issuer upon the occurrence of certain tax events), (iii) any other trust wind-up event (including as described below under “Delisting or early termination of Units for lack of underlying security or swap counterparty reporting”) or (iv) the obligations of the Trust under the swap transactions becoming illegal.  Any amounts remaining in the Trust following full satisfaction of the swap counterparty’s claims shall be disbursed to the unitholders in full satisfaction of the claims of the Units as described below.  A swap termination payment and the resulting loss to unitholders may be substantial in relation to the total value of the related underlying securities.

You should note that on the date of issuance of the Units, the swap transactions as a whole have a substantial market value in favor of the swap counterparty, which would result in a substantial termination payment being owed to the swap counterparty were a termination payment to be determined on such date.

The price obtained by liquidating trust property to make a swap termination payment may be unfavorable

If the Trust is liable for a swap termination payment, the underlying securities may be sold by the trustee, through a selling agent or otherwise.  The selling agent will be MS&Co.  The timing, price and other terms of any sale conducted by the selling agent will be determined by the selling agent in its sole discretion, but all such sales shall be completed within 30 days or such longer period of time as may be reasonable under the circumstances.  The selling agent will be permitted to sell underlying securities to affiliates of the selling agent.  Unitholders could be materially adversely affected if the Trust is required to sell underlying securities in order to make a swap termination payment at a time when prices for the underlying securities in the secondary market are depressed as a result of a default on the underlying securities, changes in interest rates, the creditworthiness of the underlying security guarantor, or for any other reason.

The swap agreement may be transferred following a swap counterparty event

If a “potential bankruptcy” event occurs with respect to the swap counterparty and the swap guarantor (if any), the swap counterparty may elect to transfer all of the swap counterparty’s rights and obligations under the swap agreement to a replacement swap counterparty as described in more detail in “Swap Agreement–Transfer to avoid swap termination event after a bankruptcy event”.  If the swap agreement is so transferred, a swap agreement early redemption event will not occur and a trust wind-up event will not occur as a result of the conditions or circumstances that caused such potential failure to pay or potential bankruptcy to occur.  If the swap counterparty has not been replaced at the end of the 30 day grace period, the resulting termination event and trust wind-up event may occur at a time when the interest rate swap transaction has a higher market value in favor of the swap counterparty than would have been the case, in which case unitholders will suffer a greater loss in connection with the swap termination payment to the swap counterparty than would have otherwise been the case.

The swap agreement may be transferred if the significance percentage of the swap counterparty becomes or is expected to become equal to or greater than 10%

If the significance percentage of the swap counterparty becomes or is expected to become equal to or greater than 10% and the swap counterparty is not a reporting company for purposes of the Exchange Act or does not file certain financial information in connection with such reporting, the depositor will be required either (i) to obtain approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration or (ii) to direct the swap counterparty to transfer its rights and obligations under the swap agreement to a swap counterparty (which may be an affiliate) that would not be a disqualified swap counterparty.  Any replacement swap counterparty must assume all such rights and obligations (including with respect to acting as calculation agent under the swap agreement) and either the replacement swap counterparty or its guarantor must have an S&P rating no lower than the higher of the S&P rating of the swap counterparty or the swap guarantor at that time.  In addition, any replacement swap counterparty must be a person who regularly offers to enter into, assume, offset, assign, or otherwise terminate positions in interest rate swaps with customers in the ordinary course of a trade or business.

If neither the Exchange Act reporting obligations in relation to the Units are terminated nor the swap agreement transferred to a replacement swap counterparty on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.   Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property.  See “Description of Trust Agreements—Trust wind-up events, liquidation events and disqualification events” in the prospectus.

The U.S. federal income tax treatment of the Units

Unitholders should expect to recognize taxable income for each taxable year in an amount that may be significantly different from the coupons received on the Units during the year.  In addition, significant aspects of the U.S. federal income tax consequences of an investment in the Units are uncertain.  Unitholders should refer to the section “United States Federal Income Taxation” in this prospectus supplement for more information.

Unit ratings may change

Any ratings on the Units are expected to correspond to the lower of the ratings on the underlying securities and the ratings of the swap counterparty’s guarantor.  The ratings of the underlying securities, the swap counterparty’s guarantor and the Units may change over time.  There can be no assurance that any such ratings will not be lowered or withdrawn by the applicable rating agency in the future, which may adversely affect the value of the Units.  The depositor is not required to maintain or enter into any arrangement to maintain the public rating in relation to the Units. Any downgrade of the rating of the underlying securities or of the swap counterparty’s guarantor to a rating below the rating of the underlying securities by a rating agency likely will result in a downgrade of any rating assigned by a rating agency with respect to the Units.

Your interest rate is based upon the 10Y CMT rate; the way the U.S. Treasury calculates the 10Y CMT rate may change in the future

There can be no assurance that the U.S. Treasury will not change the method by which it calculates the 10Y CMT rate.  Changes in the way the 10Y CMT rate is calculated could reduce the level of the 10Y CMT rate and lower the interest payment with respect to the Units.  Accordingly, the amount of interest payable on the Units, and therefore the value of the Units, may be significantly reduced.

The swap counterparty will have discretion to calculate the payment obligations to or of the Trust

The swap counterparty will act as calculation agent in respect of each swap transaction, and there may be conflicts of interest between the calculation agent and the unitholders with respect to calculations or determinations under the swap transactions.  A swap calculation agent will be obligated only to carry out its duties and functions as swap calculation agent in good faith, will have no fiduciary obligations to unitholders and will not necessarily be acting in the interests of unitholders.  All determinations by the calculation agent under any swap transaction will, in the absence of manifest error, be conclusive and binding for all purposes on the Trust and unitholders.

Underlying securities may be sold when their market value is diminished

Unless the underlying securities are redeemed by the underlying security issuer, if a trust wind-up event occurs, the selling agent will sell, on behalf of the Trust, any such underlying securities held by the Trust.  Those sales may occur when the underlying security issuer is in default (either with respect to the underlying securities or with respect to any other obligation) or the market value of the underlying securities is diminished for other reasons.  In such circumstances, liquidation by the selling agent may result in unitholders incurring losses that would not be incurred if the unitholders received a distribution of the underlying securities in kind.

Conflicts of interest

MS&Co. and other affiliates of the depositor may commence, maintain or continue to maintain commercial relationships with respect to the underlying security issuer, the underlying security guarantor or their affiliates. In particular, affiliates of the depositor may provide investment banking and other financial services, and may enter into derivative transactions with, the underlying security issuer, the underlying security guarantor or their affiliates. Affiliates of the depositor may also hold long or short positions with respect to securities or other obligations of the underlying security issuer, the underlying security guarantor or their affiliates (including the underlying securities), or may enter into credit derivative or other derivative transactions with third parties with respect to those obligations. In connection with those transactions, affiliates of the depositor may exercise or enforce rights against, and may otherwise act with respect to, the underlying security issuer, the underlying security guarantor or their affiliates without regard to the issuance of the Units and the related transactions described in this prospectus supplement. Any such actions might have an adverse effect on the underlying securities, the underlying security issuer, the underlying security guarantor, the ability of the Trust to exercise or enforce any rights with respect to the underlying securities or the value of the Units.  In the case of a bankruptcy or insolvency of the underlying security issuer, the underlying security guarantor or their affiliates, or any other default under securities or other obligations of the underlying security issuer, the underlying security guarantor or their affiliates (including the underlying securities), the interests of unitholders with respect to underlying securities held by the Trust may be in conflict with the interests of affiliates of the depositor that have entered into transactions with the underlying security issuer, the underlying security guarantor or their affiliates.

Each unitholder will be deemed to have acknowledged and agreed that the underwriter and its affiliates may engage in any kind of business with, or have an investment in, the underlying security issuer and the underlying security guarantor or related persons, and in connection therewith, may obtain or be in possession of non-public information regarding the underlying securities or related persons which may not be made available to unitholders.

MS&Co. will act as selling agent under the trust agreement in the event of a trust wind-up event.  Since in most circumstances, distributions to unitholders following a trust wind-up event will be subordinated to any payments due to the swap counterparty in respect of the swap transactions, the selling agent may face a conflict of interest with respect to the actions to be taken by it.

Units may not be actively traded

There may be little or no secondary market for the Units.  Although the Units are expected to be listed on the NYSE, it is not possible to predict whether the Units will trade in the secondary market.  Even if there is a secondary market, it may not provide significant liquidity.

Market value

The market value of the Units may be affected by, among other factors, the market value of the underlying securities, by the market value of the swap transactions and by the creditworthiness of the swap counterparty.  The market value of the underlying securities, due to their maturity, will be sensitive to changes in prevailing market interest rates and will also vary depending upon the creditworthiness of the underlying security guarantor and other factors.  The market value of the swap transactions will depend on the value of and expectations regarding the future levels of the 10Y CMT rate, which may be highly uncertain.  A downgrade in the rating of the swap counterparty’s guarantor below the rating of the underlying securities would likely result in a downgrade of the ratings with respect to the Units.  Any decline in the market value of the underlying securities, the market value of the swap transactions, the rating of the Units or the creditworthiness of the swap counterparty’s guarantor may adversely affect the market value of the Units, and a holder of the Units will bear the risk of any such decline in market value.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the depositor with respect to the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, before, on or after the date of this prospectus supplement and prior to the termination of the offering of the related Units or, if later, the date on which any affiliates of the depositor cease offering and selling those Units will be deemed to be incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents. Any statement contained in the prospectus, this prospectus supplement or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in the prospectus, this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus or this prospectus supplement.

The depositor will provide without charge to each person, including any beneficial owner of Units, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, excluding the exhibits to those documents unless they are specifically incorporated by reference in those documents. Written or oral requests for such copies should be directed to MS Structured Asset Corp., 1585 Broadway, New York, New York 10036, Attention: Secretary, Tel. 212-761-1715.

THE DEPOSITOR AND SPONSOR

MS Structured Asset Corp. is a Delaware corporation which was incorporated on September 21, 1998, as a direct, wholly-owned, limited-purpose subsidiary of Morgan Stanley. The address of the depositor is 1585 Broadway, New York, New York 10036, Attention: Secretary.  The depositor is required at all times to have at least one director who is not affiliated with Morgan Stanley.  As provided in its certificate of incorporation, the depositor’s business consists of and  is limited to acquiring, holding and disposing of underlying securities, arranging for credit support, acting as depositor of trusts in connection with series of Units, registering the Units with the SEC and complying on behalf of each trust with the related reporting and filing requirements under the Exchange Act, holding and transferring interests in the Units and retained interests in trust property, and engaging in other related activities and transactions. The first securitization transaction sponsored by the depositor took place in 2001.

The depositor has obtained the underlying securities to be deposited in the Trust from MS&Co. or another of its broker-dealer affiliates, who have acquired the underlying securities at negotiated prices in secondary market transactions.

The depositor’s articles of incorporation set out a number of provisions intended to prevent the depositor from being consolidated with Morgan Stanley or its affiliates in the event of an insolvency proceeding with respect to Morgan Stanley.  These include requirements that the depositor maintain separate accounts and business operations from Morgan Stanley, that the depositor have an independent director not associated with Morgan Stanley, and that the depositor not allow Morgan Stanley to act on behalf of or be responsible for liabilities of the depositor.  The limited activities of the depositor are also intended to prevent the depositor from having any indebtedness that could result in the initiation of any insolvency proceeding in relation to the depositor.

The duties of the depositor under the trust agreement following the issuance of the Units are limited to: (i) giving notice of the discovery by the depositor of any breach of its representations or warranties made in connection with establishment of the Trust; (ii) providing certain limited information about the Trust in the event the Trust is no longer subject to reporting obligations under the Exchange Act; (iii) filing periodic reports in relation to the Trust under the Exchange Act for so long as such reporting obligations apply to the Trust; (iv) seeking removal of the Units from the listing on the NYSE and termination of the Exchange Act reporting obligations in relation to the Units in the event that (x) the underlying security issuer becomes a disqualified issuer or (y) the swap counterparty becomes a disqualified swap counterparty, unless, in lieu of delisting, the depositor has directed the swap counterparty to transfer its rights and obligations under the swap agreement to a swap counterparty (which may be an affiliate) that would not be a disqualified swap counterparty; (v) directing the trustee’s selection of any replacement selling agent in the event trust property is required to be liquidated; (vi) providing for the payment of the fees of the trustee and providing indemnification to the trustee for certain extraordinary expenses up to the limits specified in the trust agreement; and (vii) appointing a replacement trustee in the event of the trustee’s resignation or removal.

THE TRUSTEE

The Bank of New York Mellon will be the trustee for the trust certificates and the Trust pursuant to the trust agreement. The trustee's offices are located at 101 Barclay Street, Floor 7W, New York, New York 10286, Attn: Corporate Trust Dealing and Trading Group and its telephone number is (212) 815-2896.

The Bank of New York Mellon is a New York banking corporation. The Bank of New York Mellon has been, and currently is, serving as indenture trustee and trustee for numerous corporate securities repackaging transactions.

The Bank of New York Mellon is one of the largest corporate trust providers of trust services on corporate securities repackaging transactions.

The Bank of New York Mellon has provided the above information for purposes of complying with Regulation AB. Other than the above three paragraphs, The Bank of New York Mellon has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus supplement.

The Trust will not employ any other servicer for purposes of such administration of the trust property. The trustee will be regarded as the "servicer" of the Trust for purposes of Section 1101(j) of Regulation AB under the Securities Act of 1933 (the “Securities Act”).

The depositor may maintain other banking relationships in the ordinary course of business with the trustee.

On each distribution date for the Units, the trustee shall distribute the pro rata portion of the available funds allocable to each unitholder.

THE TRUST AGREEMENT

The Trust will be formed under a trust agreement between the depositor and the trustee dated as of the closing date.  Except as otherwise described in this prospectus supplement, the trust agreement will incorporate the provisions of the Standard Terms for Trust Agreements described in the accompanying prospectus. When the trust agreement is executed, the depositor will deposit the underlying securities into the Trust. The trustee, on behalf of the Trust, will accept the underlying securities and deliver the Units to or in accordance with the order of the depositor.

Description of trust agreement

The following summarizes the material terms of the trust agreement to the extent that they are not described in the accompanying prospectus. Reference is made to the prospectus for important information in addition to that set forth herein regarding the Trust, the terms and conditions of the trust agreement and the Units.  A current report on Form 8-K relating to the Units containing a copy of the trust agreement as executed will be filed by the depositor with the SEC following the issuance and sale of the Units.

Under the terms of the trust agreement, the trustee’s powers under the trust agreement are limited to the following: (i) to issue the certificates evidencing Units; (ii) to execute and deliver and perform its obligations and exercise its rights under the swap agreement; (iii) to establish and maintain the accounts for making payments in relation to the Units; (iv) to accept delivery of the underlying securities and the swap agreement; (v) to pledge the underlying securities and any other assets of the Trust to secure the obligations of the Trust including obligations under the swap agreement; (vi) to sell the underlying securities through the selling agent in connection with a required liquidation of trust property; (vii) to make certain specified and temporary permitted investments of trust monies; (viii) to liquidate the Trust in the circumstances specified in the trust agreement; (ix) to deliver certain reports and compliance statements in relation to the Trust; and (x) to take actions and make determinations in accordance with the terms of the trust agreement which are ancillary to the foregoing.  The trust agreement restricts the Trust from engaging in any business or activities other than the foregoing, and the Trust has no power to issue additional securities (other than, in specified circumstances, securities secured by equivalent amounts of additional trust property and fungible with the existing Units), invest in additional securities (other than permitted investments as described above), to borrow money or to make loans.

The property of the Trust created under the trust agreement will consist of (i) the underlying securities (exclusive of the retained interest described below, which is not part of the Trust), (ii) all payments on or collections in respect of the underlying securities due after the closing date, together with any proceeds from the underlying securities, (iii) the swap agreement (consisting of the interest rate swap and the four separate forward rate agreements taken collectively with the master agreement applicable thereto), described below under “Swap Agreement” at page S-37 and (iv) all payments made to the Trust under the swap transactions.  The underlying securities and all amounts received from time to time in relation to the underlying securities and the swap agreement will be held in the unit account established under the trust agreement, which is maintained as a segregated account by the trustee and held in trust for the unitholders.

Under the rules, regulations and procedures creating and affecting the DTC and its operations, the DTC will take action permitted to be taken by a unitholder under the trust agreement only at the direction of one or more DTC participants to whose account the corresponding Units are credited. Additionally, the DTC will take actions with respect to specified voting rights only at the direction and on behalf of DTC participants whose holdings of those Units evidence those voting rights. The DTC may take conflicting actions with respect to voting rights, to the extent that DTC participants, whose holdings of Units evidence those voting rights, authorize divergent action. See “Description of Units—Form” in the accompanying prospectus.

The fiscal year of the Trust will be the calendar year.

Unitholders may not direct the Trust or the trustee to participate in any tender offer for the underlying securities and the trustee will not accept any instructions to the contrary from the unitholders.

A common law trust such as the Trust is generally not treated as an eligible “debtor” under the United States bankruptcy code.  In addition, the trust agreement provides that until the date that is one year and one day after all distributions in respect of the Units have been made, none of the trustee, the Trust, the depositor or the holders of the warrants shall take any action, institute any proceeding, join in any action or proceeding or otherwise cause any action or proceeding against any of the others under the United States Bankruptcy Code or any other liquidations, insolvency, bankruptcy, moratorium, reorganization or similar law applicable to any of them, now or hereafter in effect, or which would be reasonably likely to cause any of the others to be subject to, or seek the protection of, any such law.

The Trust is not authorized to issue any securities other than the Units.

Fees and expenses

The trustee will receive compensation for and reimbursement of trust expenses related to its services under the trust agreement from the depositor in accordance with the terms of a fee agreement between the depositor and the trustee.

Trustee liability and indemnification

Several provisions of the trust agreement provide that the trustee will have no liability in connection with its actions under the trust agreement, except in the case of its own negligent action, its own grossly negligent failure to act or its own misconduct; provided, however that (i) the duties and obligations of the trustee shall be determined solely by the express terms of the trust agreement, and no implied covenants or obligations (except for a fiduciary duty to the beneficiaries of the Trust) shall be read into the trust agreement, (ii) in the absence of gross negligence, bad faith or willful misconduct on the part of the trustee, the trustee may conclusively rely upon any certificates or opinions furnished to the trustee that conform to the requirements of the trust agreement, (iii) the trustee shall not be personally liable for an error of judgment made in good faith, unless it shall be proved that the trustee was negligent in ascertaining the pertinent facts, and (iv) except with respect to actions or duties required to be taken or performed, as applicable, by the trustee under the express terms of the trust agreement, the trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights powers under the trust agreement if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Any expenses incurred in connection with a replacement of the trustee will constitute extraordinary expenses and be included in the aggregate limited obligations of the depositor to indemnify the trustee for extraordinary expenses.  Other than with respect to that limited indemnification obligation, the depositor shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the trust agreement.

Security interest of swap counterparty

Under the trust agreement, the trust property will be pledged to secure the obligations of the Trust under the swap agreement.  Such security interest will not be perfected at the time of issuance of the Units, and will only protect the right of the swap counterparty to receive amounts otherwise payable to it under the terms of the trust agreement; it will not change the priority of any distributions of the trust property under the trust agreement.

Trust wind-up events

A trust wind-up event will occur upon (i) redemption by the underlying security issuer of all underlying securities held by the Trust, (ii) an underlying security default, (iii) the early termination of all outstanding swap transactions in whole (other than pursuant to the appointment of a replacement swap counterparty), (iv) the underlying security issuer becoming a disqualified issuer as described in the accompanying prospectus or any swap counterparty becoming a disqualified swap counterparty as described in the accompanying prospectus, in certain circumstances where approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration is not obtained with a requisite time period as described below under “—Delisting of Units” , or (v) the designation by the depositor, if the depositor owns 100% of the Units, of a special depositor wind-up event.  The Trust will terminate early in connection with any trust wind-up event.

If a trust wind-up event occurs, any underlying securities held by the Trust will be liquidated (by sale thereof or in the event of a redemption by delivery to the underlying security issuer) and the swap transactions, if they have not previously terminated, will then be terminated.  In connection with an early termination of the swap agreement if the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units.

Underlying security default.  An “underlying security default” will occur if, without regard to whether there has been a subsequent waiver or cure, (i) the acceleration of the outstanding underlying securities under the terms of the Underlying Securities and/or the applicable underlying security issuance agreement and failure to pay the accelerated amount on the acceleration date; (ii) the failure of the underlying security issuer (or any applicable guarantor on its behalf) to pay an installment of principal of, or any amount of interest due on, the underlying securities after the due date thereof and after the expiration of any applicable grace period; (iii) the initiation by the underlying security issuer or applicable guarantor of any proceedings seeking a judgment of insolvency or bankruptcy or seeking relief under bankruptcy or insolvency laws or similar laws affecting creditor’s rights; (iv) if not otherwise addressed in (iii), the passage of thirty (30) calendar days since the day upon which any person or entity initiates any proceedings against the underlying security issuer or applicable guarantor seeking a judgment of insolvency or bankruptcy or seeking relief under bankruptcy or insolvency laws or similar laws affecting creditor’s rights and such proceeding has not been dismissed prior to such thirtieth day; or (v) other events specified in the trust agreement.

The foregoing definition of underlying security default as described in this prospectus supplement supersedes the definition with respect to underlying security default set forth in the base prospectus.

Priority of swap counterparty claims.  If an early termination of the swap agreement occurs as a result of the limited circumstance of a redemption of the underlying securities due to an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty will rank junior to the claims of the unitholders and will be paid only out of funds from liquidation of the trust property, if any, in excess of those necessary to redeem the Units at part plus accrued interest.  See “Swap Agreement.”  For the avoidance of doubt, if there is a redemption of the underlying securities as a result of an acceleration due to a covenant breach, and prior to final payment on the Units another underlying security event of default (such as a failure to pay the redemption amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.

If an early termination of the swap agreement occurs for any other reason, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty shall have first priority over the claims of unitholders.  The termination events under the swap agreement include (i) an early redemption of the underlying securities, (ii) any other trust wind-up event or (iii) the obligations of the Trust under the swap transactions becoming illegal. Any amounts remaining in the Trust following full satisfaction of the swap counterparty’s claims shall be disbursed to the unitholders in full satisfaction of the claims of the Units as described below.  The trustee is required under the terms of the trust agreement to designate an early termination date in respect of each relevant swap transaction upon the trustee’s receiving notice of any default by the swap counterparty or other circumstances giving rise to the right of the Trust to designate an early termination date in respect of the relevant swap transaction.

Disqualified issuer and disqualified swap counterparty criteria.  An issuer is a “disqualified issuer” and a swap counterparty with respect to which the “significance percentage” determined in accordance with Item 1115 of Regulation AB is 10% or more is a “disqualified swap counterparty” if none of the following is true with respect to such issuer or swap counterparty:

(A)(1)       such issuer or swap counterparty meets the requirements of General Instruction I.A. of Form S–3 or General Instructions 1.A.1, 2, 3, 4 and 6 of Form F–3 under the Securities Act and (2) the relevant underlying securities or swap transaction relating to such issuer or swap counterparty are not guaranteed by a wholly owned subsidiary of such issuer or swap counterparty which does not meet the conditions in (A)(1);

(B)            such issuer or swap counterparty does not meet the conditions of paragraph (A)(1) but the relevant underlying securities or swap transaction relating to such issuer or swap counterparty are fully and unconditionally guaranteed by a direct or indirect parent of the third party who meets the conditions of paragraph (A)(1) and the requirements of Rule 3–10 of Regulation S–X under the Exchange Act are satisfied regarding the information in the reports to be referenced;

(C)            the relevant underlying securities or swap transaction relating to such issuer or swap counterparty are guaranteed by a wholly owned subsidiary of such issuer or swap counterparty and the subsidiary does not meet the conditions of paragraph (A)(1), but the conditions in paragraph (A)(1) are met with respect to such issuer or swap counterparty and the requirements of Rule 3–10 of Regulation S–X under the Exchange Act are satisfied regarding the information in the reports to be referenced.

The underlying security issuer would become a disqualified issuer if it does not file condensed consolidating financials for the underlying security guarantor and thus fails to comply with Rule 3-10 of Regulation S-X.

The foregoing provisions with respect to the definitions of disqualified issuer and disqualified swap counterparty and the related provisions for a trust wind-up event as described in this prospectus supplement supersede the provisions with respect to “disqualified underlying security” and “disqualified swap transaction” set forth in the base prospectus.

Liquidation of trust.  Upon termination of the Trust, the proceeds of liquidation of the trust property will be applied to redeem the Units subject to any applicable prior claims of the swap counterparty.  The Units will have a claim on the proceeds of the liquidation of the trust property equal to their aggregate principal balance plus accrued interest if any.  If the proceeds of the liquidation of the trust property (less any amounts payable to the swap counterparty in priority to distributions on the Units) are less than the claim amounts of the Units, the proceeds will be distributed to the Units ratably in proportion to the claim amounts of the Units.

If the Trust must sell the underlying securities it holds, the Trust will sell the underlying securities through MS&Co. as selling agent. The selling agent must solicit at least three bids for all of the underlying securities held by the Trust.  The selling agent must solicit at least three of such bids from registered broker-dealers of national reputation, but additional bids may be solicited from one or more financial institutions or other counterparties with creditworthiness acceptable to the selling agent in its discretion.  The selling agent will, on behalf of the Trust, sell the underlying securities at the highest bid price received.

Unless proceeds of the termination of the forward rate transactions would be required to pay any first priority claims of the swap counterparty, each unitholder receiving a distribution of trust property in connection with a trust wind-up event will have the right to elect to receive a pro rata interest in each forward rate agreement in kind.

Delisting of Units

The trust agreement provides that if the depositor receives notice that the underlying security issuer has become an ineligible issuer, or if the swap counterparty has become a disqualified swap counterparty and the depositor does not direct the swap counterparty to transfer the swap agreement to a swap counterparty that would not be a disqualified swap counterparty, the depositor will proceed to (i) apply to the SEC and the NYSE to withdraw the Units from listing and registration on the NYSE and (ii) following and subject to prior approval of such application, file with the SEC a certification on Form 15 (or any applicable successor form) suspending the reporting obligations of the depositor under Section 15(d) the Exchange Act with respect to the Units, if and to the extent that the depositor determines in its reasonable, good faith discretion that the depositor meets the requirements for a filing of such form with respect to Units under Rule 12h-3 under the Exchange Act or any other applicable provisions of the Exchange Act.  The trust agreement does not require the depositor to inquire whether an underlying security issuer has become an ineligible issuer or any swap counterparty has become a disqualified swap counterparty.  If the depositor is unable after commercially reasonable efforts to withdraw the Units from listing on the NYSE and terminate its Exchange Act reporting obligations in relation to the Units on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.  If the depositor succeeds in withdrawing the Units from listing on the NYSE and terminating its reporting obligations in relation to the Units before the depositor determines it would be in violation of its reporting obligations under the Exchange Act, a trust wind-up event will not occur in connection with such event and the Units will remain outstanding.

Retained interest

The depositor retains the right to receive any and all interest that accrues on the underlying securities prior to the closing date and the Trust will have no rights to such interest.  The depositor will receive such accrued interest on the first date of distribution of funds with respect to the Units and such amount shall be paid from the interest payment made with respect to the underlying securities with respect to such date.

If an underlying security default occurs on or prior to the first distribution date and the depositor does not receive such retained interest amount in connection with such distribution date, the depositor will have a claim for such retained interest, and will share pro rata with holders of the Units to the extent of such claim in the proceeds from the recovery on the underlying securities.

Notices to rating agencies

The trustee is required to provide notice to each rating agency rating the Units as soon as is reasonably practicable with respect to each of the following of which the trustee has actual knowledge: (i) any material change or amendment to the trust agreement; (ii) the occurrence of any event of default or termination event under the swap agreement; (iii) the resignation or termination of the trustee; (iv) the final payment to holders of the Units; (v) any change in the location of the unit account; (vi) any delisting of the Units as described under “—Delisting of Units”; (vii) any default in respect of the underlying securities that would give rise to a trust wind-up event and (viii) written notice of threatened legal action against the Trust.

Forward rate agreement assignment provisions

The Trust may elect at any time, without the consent of the swap counterparty, to assign the Trust’s rights under each forward rate agreement, together or separately, to a substitute counterparty selected by the selling agent.  The trustee will exercise such right if so directed by 66 2/3% of the unitholders by outstanding Unit principal balance, provided that (i) notice is given to each rating agency rating the Units and (ii) the trustee receives an opinion of counsel that such assignment would not cause the Trust to fail to satisfy the requirements of Rule 3a-7 under the Investment Company Act.  The consideration received by the Trust in respect of such assignment of any forward rate agreement would be distributed to the unitholders pro rata on the next distribution date.

DESCRIPTION OF TRUST PROPERTY

General

The trust property will consist of $13,415,000 (by aggregate liquidation amount) of 9.25% publicly issued notes due August 6, 2019 issued by Altria Group, Inc., exclusive of the retained interest of the depositor and the swap transactions discussed below.  The underlying securities were issued pursuant to an indenture dated November 4, 2008, among the underlying security issuer, the underlying security guarantor and Deutsche Bank Trust Company Americas, as the “trustee” (the “underlying security issuance agreement”).

The estimated market price of the underlying securities, as of August 25, 2010, is 131.000% of their principal amount (plus accrued interest). The market price is based on one or more prices reported or available to the depositor for actual sales occurring on August 25, 2010. Bonds, like the underlying securities, which trade at greater than 100% potentially expose investors to larger losses in the event of a default in the bond. This is because the recovery value of a bond is based on a 100% price. Although the Units will be priced at 100% on the pricing date, the interest rate swap will have a positive market value (reflecting the premium on the underlying securities) to the swap counterparty. If a trust wind-up event occurs, the unitholders will effectively pay the market value of the interest rate swap to the swap counterparty, as determined at that time, as a termination amount.  If the market value of the underlying securities at that time is insufficient to pay such termination amount and repay the principal amount of the Units, then such a payment would result in the unitholders receiving less, and possibly significantly less, than the principal amount of the Units.  A trust wind-up event may result from an early redemption of the underlying securities, default of the underlying securities, a failure by the underlying securities issuer to file reports with the SEC, a default by the swap counterparty or other early termination of the swap agreement, and other events more fully described in the pricing supplement.

As a hypothetical illustration, if a trust wind-up event occurs and for each $1,000 Unit, the corresponding portion of the positive value of the interest rate swap to the swap counterparty is $200, and an underlying security default results in a 40% recovery on the underlying securities ($400 for each $1,000 Unit), then for every Unit, there will only be available $200 after payment to the swap counterparty.   In this hypothetical illustration, each unitholder would receive only $200 of principal for each $1,000 Unit upon early redemption, resulting in a loss of $800 (or 80%) of principal.

As mentioned above, on the issuance date, the value of the interest rate swap will have a positive value to the swap counterparty.  This value will also be affected by the change in the actual or expected 10Y CMT rate from the issuance date, i.e., if the 10Y CMT rate decreases or is expected to decrease, the value of the interest rate swap will increase to the swap counterparty, leading to a greater termination payment due from the Trust in the event of a trust wind-up event.

Interest on the underlying securities is payable semiannually in arrears on February 6 and August 6 of each year.

The underlying securities were originally issued in a public offering on or about February 3, 2009 in a principal amount of $2,200,000,000.  The underlying securities were registered under the Securities Act.  The depositor has a reasonable belief that the underlying security issuer is not a disqualified issuer and the underlying securities are not disqualified underlying securities.

The underlying securities have been purchased by the depositor or its affiliates in the secondary market and will be deposited into the Trust.  The underlying securities will not be acquired from the underlying security issuer, the underlying security guarantor or any of their affiliates or pursuant to any distribution by or agreement with the underlying security issuer, the underlying security guarantor or any of their affiliates.  All information contained in this prospectus supplement regarding the underlying securities has been derived solely from the underlying security disclosure documents relating to the underlying securities as filed with the SEC in connection with their original issuance.  You are urged to read the underlying security disclosure documents.  No investigation of the financial condition or creditworthiness of the underlying security issuer, the underlying security guarantor or any of their affiliates, or of any ratings of the related underlying securities, will be made by the Trust, the trustee, the depositor, MS&Co. or any of their affiliates in connection with the issuance of the Units.  Prospective purchasers of Units should carefully consider the financial condition of the underlying security issuer and the underlying security guarantor and their ability to make payments in respect of the underlying securities.  The depositor, MS&Co. and the trustee, as well as their respective affiliates, did not participate in the preparation of the underlying security disclosure documents or other public information relating to the underlying securities, the underlying security issuer or the underlying security guarantor, and they take no responsibility for the accuracy or completeness of the information contained in the underlying security disclosure documents.

The following is a summary of certain material terms of the underlying securities:

Underlying security issuer:	Altria Group, Inc.

Underlying security guarantor:	Philip Morris USA Inc.

Principal amount held by trust:	$13,415,000 (by aggregate liquidation amount)

Interest rate:	9.25%

Original issue price:	99.881%

Scheduled payment dates:	February 6 and August 6

Scheduled maturity:	August 6, 2019

Ranking:	Senior

Ratings:
The underlying security issuer’s most recent public filing on Form 10-Q indicates ratings for the underlying security issuer’s debt obligations.  The depositor and its affiliates have not confirmed, updated or investigated such ratings in connection with the offering of the Units.

Currency of denomination:	U.S. dollars

Underlying security trustee:	Deutsche Bank Trust Company Americas

Listing:	Not applicable

Form:	Book-Entry

CUSIP:	02209SAJ2

Underlying security
disclosure document:	The prospectus supplement describing the underlying securities dated February 3, 2009, and the prospectus dated November 4, 2008

Underlying security
registration statement:	333-155009

Redemption

Any redemption of underlying securities must occur as described in this section.  The redemption price for the underlying securities will be the principal amount of the underlying securities being redeemed, plus any accrued interest and additional amounts to the date fixed for redemption.

The underlying security issuer may redeem the underlying securities before their stated maturity in whole, but not in part, upon the occurrence of certain tax events.

“Tax event” means (1) as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after February 6, 2009, the underlying security issuer has or will become obligated to pay additional amounts with respect to the underlying securities as described in the underlying security disclosure document under “Payment of Additional Amounts,” or (2) on or after February 6, 2009, any action is taken by a taxing authority of, or any decision is rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified (1) above, whether or not such action is taken or decision is rendered with respect to the underlying security issuer, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of  the underlying security issuer’s independent legal counsel of recognized standing, will result in a material probability that the underlying security issuer will become obligated to pay additional amounts with respect to the underlying securities, and the underlying security issuer determines that such obligations cannot be avoided by the use of reasonable measures available to them.

Redemption procedures

Holders of the underlying securities will receive at least 30 days’, but not more than 60 days’, notice before any redemption of underlying securities.

Available information

According to publicly available documents, the underlying security issuer, Altria Group, Inc. was incorporated in 1985 in the State of Virginia.  The underlying security issuer’s principal executive offices are located at 6601 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 274-2200.

Neither Morgan Stanley nor any of its affiliates has had a direct or indirect agreement, arrangement, relationship or understanding, written or otherwise, relating to the offering of the Units with the underlying security issuer or its affiliates, and none of the underlying security issuer or any of its affiliates is an affiliate of the depositor or any underwriter for the Units.

The underlying security issuer is subject to the informational requirements of the Exchange Act, and in accordance with those requirements files reports and other information (including financial information) with the SEC. Those reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549. Copies of those materials can be obtained by making a written request to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website on the internet at http://www.sec.gov at which users can view and download copies of reports, proxy, information statements and other information filed electronically.  In addition, those reports and other information may also be obtained from the underlying security issuer, according to its most recent annual report, by making a request to the underlying security issuer.

This prospectus supplement does not provide information with respect to the underlying security issuer or the underlying security guarantor, and neither the Trust, the trustee, the depositor, Morgan Stanley nor any of their affiliates has made any investigation of the financial condition or creditworthiness of the underlying security issuer, the underlying security guarantor or any of their affiliates, or of any ratings of the underlying securities, in connection with the issuance of the Units.  You should consider carefully the financial condition of the underlying security issuer and the underlying security guarantor and their ability to make payments in respect of the underlying securities.  All information contained in this prospectus supplement regarding the underlying security issuer and the underlying security guarantor has been derived from their filings with the SEC.  It is possible that events affecting the underlying securities, the underlying security issuer or the underlying security guarantor have occurred that have not yet been publicly disclosed and would affect the accuracy or completeness of the publicly available documents described above.

Repurchase upon change of control triggering event

If there is a change of control triggering event of the underlying security issuer, unless it has redeemed the underlying securities it will be required to offer to purchase the Units at a price of 101% of the aggregate outstanding principal amount plus accrued and unpaid interest.  The Trust will not accept any such offer.

“Change of control triggering event” means the occurrence of both a “change of control” and a “ratings event” (each, as defined in the underlying security disclosure document).

Description of Guarantee

The underlying security guarantor will unconditionally guarantee punctual payment, when due, of principal and interest on the underlying securities as described in the underlying security disclosure document.

Underlying security issuance agreement

The underlying security issuance agreement limits the underlying security issuer’s ability to engage in certain activities and transactions and requires that the underlying security issuer perform certain obligations with respect to the underlying securities.

The underlying securities are senior debt securities that are unsecured and rank equally with all of the underlying securities and the underlying security issuer’s other unsecured and senior indebtedness. The underlying securities are effectively subordinate to the underlying security issuer’s secured indebtedness and subordinate to all existing and future indebtedness and other liabilities of the underlying security issuer’s non-guarantor subsidiaries.  The underlying securities will be guaranteed on a senior unsecured basis by the underlying security guarantor and rank equally in right of payment to the underlying security guarantor’s existing and future senior unsecured indebtedness and guarantees and rank subordinate to all of the underlying security guarantor’s future secured indebtedness.

Distributions.  Distributions on the underlying securities will accrue from February 6, 2009 at the annual rate of 9.25% plus any additional interest if the interest rate on the underlying securities is adjusted due to a ratings downgrade of the underlying security issuer or in certain circumstances after an event of default under the underlying security issuance agreement.  Distributions will be payable semiannually in arrears on February 6 and August 6 of each year, beginning on February 6, 2011, to holders of the underlying securities.  The underlying security issuer will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months.  The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

If distributions are payable on a date that is not a business day, then the underlying security issuer will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay.  However, if the next business day falls in the next calendar year, the underlying trust will make the payment on the immediately preceding business day.

The term “distributions” includes any semiannual payments made on the underlying securities, all as further described below and in the accompanying prospectus.

Events of Default, Rights and Remedies.  An “underlying security event of default” means an event of default under the underlying security issuance agreement with respect to the underlying securities.  An underlying security event of default is any of the following:

•      default in the payment of any installment of interest on the underlying securities for 30 days after payment was due;

•      default in any payment of principal of the underlying securities when due;

•      default in any sinking fund payment when due with respect to the underlying securities;

•      failure by the underlying security issuer to perform, or breach, any other covenant or warranty in respect of the underlying securities contained in the underlying security issuance agreement or in the underlying securities or in the applicable board resolution under which the underlying securities are issued and this failure or breach continues for 90 days after the underlying security issuer receives written notice of it from the trustee or holders of at least 25% in principal amount of the outstanding underlying securities;

•      the underlying security issuer, the underlying security guarantor or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of the underlying security issuer or the underlying security guarantor; or

•      the underlying security guarantor’s guarantee with respect to the underlying securities is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect except as permitted by the underlying security issuance agreement and the guarantee agreement, or the underlying security guarantor repudiates its obligations under such guarantee.

Remedies for underlying security event of default.  If an underlying security event of default has occurred and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of the underlying security issuer), either the trustee or the holders of not less than 25% in principal amount of the outstanding underlying securities may require the underlying security issuer upon notice writing, to repay immediately the entire principal (or, in the case of (a) OID underlying securities, a lesser amount as may be provided in those OID underlying securities or (b) indexed underlying securities, an amount determined by the terms of those indexed debt securities), of all the underlying securities together with accrued interest. If an event of default occurs which involves the bankruptcy, insolvency or reorganization of the underlying security issuer, then all unpaid principal amounts (or, if the underlying securities are (a) OID underlying securities, a lesser amount as may be provided in those OID underlying securities or (b) indexed underlying securities, an amount determined by the terms of those indexed debt securities), of all the underlying securities together with accrued interest on the underlying securities) and accrued interest on the underlying securities then outstanding will immediately become due and payable, without any action by the trustee or any holder of the underlying securities.

To the extent elected by the underlying security issuer, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the underlying security issuance agreement will, for the first 120 days after the occurrence of such an event of default, consist exclusively of the right for holders of the underlying securities with respect to which the underlying security issuer elects to pay additional interest to receive additional interest on the underlying securities at an annual rate equal to 0.25% of the principal amount of the underlying securities. If the underlying security issuer so elects, this additional interest will accrue on all outstanding underlying securities with respect to which the underlying security issuer elects to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the underlying security issuance agreement first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or waived by holders as provided above). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the underlying security issuance agreement is cured or waived by holders as provided in the underlying security disclosure document prior to such 120th day), the additional interest will cease to accrue and, if the event of default relating to reporting obligations under the underlying security issuance agreement has not been cured or waived prior to such 120th day, the underlying securities will be subject to acceleration as provided in the underlying certificate disclosure document. The provisions of the underlying security issuance agreement described in this paragraph will not affect the rights of holders of the underlying securities in the event of the occurrence of any other event of default. If the underlying security issuer does not elect to pay the additional interest upon an event of default in accordance with this paragraph, the underlying securities will be subject to acceleration as provided in the underlying security disclosure document.

Amendment of the underlying security issuance agreement.  The underlying security issuance agreement may be amended by the underlying security issuer or the underlying security guarantor without the consent of any holders of the underlying securities to: (1) pledge property to the trustee as security for the underlying securities, (2) reflect that another entity has succeeded the underlying security issuer or the underlying security guarantor and assumed the underlying security issuer’s or the underlying security guarantor’s covenants and obligations under the underlying securities and the underlying security issuance agreement and, in the case of the underlying security guarantor, any guarantee in respect of the underlying securities, (3) cure any ambiguity or inconsistency in the underlying security issuance agreement or in the underlying securities or make any other provisions necessary or desirable, as long as the interests of the holders of the underlying securities are not adversely affected in any material respect, (4) establish the form and terms of the underlying securities as provided in the underlying security issuance agreement, (5) add to the underlying security issuer’s or the underlying security guarantor’s covenants further covenants for the benefit of the holders of the underlying securities, (6) add any additional event of default, (7) change the trustee or provide for an additional trustee, (8) reflect the release of the underlying security guarantor with respect to its guarantee of the underlying securities under the terms of the underlying security issuance agreement and the provisions of the applicable guarantee agreement, or (9) modify the underlying security issuance agreement in order to continue its qualification under the Trust Indenture Act or as may be necessary or desirable in accordance with amendments to that Act.

With the consent of the holders of more than 50% in aggregate principal amount of the underlying securities then outstanding that would be affected by a modification of the underlying security issuance agreement, the underlying security issuance agreement permits the underlying security issuer, the underlying security guarantor and the trustee to supplement the underlying security issuance agreement or modify in any way the terms of the underlying security issuance agreement or the rights of the holders of the underlying securities. However, without the consent of each holder of all of the underlying securities affected by that modification, the underlying security issuer, the underlying security guarantor and the trustee may not: (1) modify the maturity date of, or any installment of principal or interest on, the underlying securities, or reduce the principal of, or premium on, or change the stated final maturity of, the underlying securities, (2) in the case of underlying securities that are entitled to the benefits of any guarantee of the underlying security guarantor, release the underlying security guarantor from any of its obligations under such guarantee otherwise than in accordance with the terms of the underlying security issuance agreement and the applicable guarantee agreement, (3) reduce the rate of or change the time for payment of interest on the underlying securities or, in the case of OID underlying securities, reduce the rate of accretion of the OID, (4) change any of the underlying security issuer’s obligations to pay additional amounts under the underlying security issuance agreement, (5)  reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of the underlying securities by the underlying security issuer, or the time when the redemption, repayment or purchase may be made, (6) make the principal or interest on the underlying securities payable in a currency other than that stated in the underlying security or change the place of payment, (7) reduce the amount of principal due on an OID underlying security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed underlying security upon acceleration of maturity or provable in bankruptcy, (8) impair any right of purchase at the option of any holder of the underlying securities, (9) reduce the right of any holder of underlying securities to receive or sue for payment of the principal or interest on an underlying security that would be due and payable at the maturity thereof or upon redemption, or (10) reduce the percentage in principal amount of the outstanding underlying securities required to supplement the underlying security issuance agreement or to waive any of its provisions. A supplemental indenture that modifies or eliminates a provision that has been included solely for the benefit of the holders of one or more series of debt securities will not affect the rights under the underlying security issuance agreement of holders of other series of debt securities.

Mergers, consolidations or amalgamations.  Under the underlying security issuance agreement, neither the underlying security issuer nor the underlying security guarantor may consolidate with or merge into any other corporation or convey or transfer our respective properties and assets substantially as an entirety to any person unless: (1) the corporation formed by such consolidation or into which the underlying security issuer or underlying security guarantor, as applicable, are merged or the person which acquires by conveyance or transfer the underlying security issuer’s or underlying security guarantor’s, as applicable, properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, payment of the principal of and any premium and interest (including any additional amounts payable) on all the underlying securities and the performance of every covenant of the underlying security issuance agreement, or the guarantee of the underlying securities, on the part of the underlying security issuer or the underlying security guarantor, as the case may be, to be performed, (2)  after giving effect to the transaction, no event of default with respect to the underlying securities, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing, (3) the successor corporation assuming the underlying securities agrees, by supplemental indenture, to indemnify the individuals liable therefor for the amount of United States federal estate tax paid solely as a result of such assumption in respect of underlying securities held by individuals who are not citizens or residents of the United States at the time of their death and (4) the underlying security issuer or the underlying security guarantor, as the case may be, deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

Additional information regarding the underlying securities may be found in the underlying security issuance agreement.

SWAP AGREEMENT

The Trust will enter into an interest rate swap transaction and four separate forward interest rate agreements with Morgan Stanley Capital Services Inc., in the form of an ISDA Master Agreement and schedule and five separate confirmations thereunder.

The Trust will enter into (i) an interest rate swap transaction with the swap counterparty under which the Trust will (A) receive from the swap counterparty an upfront payment on the closing date in the amount of $556,722.50, which is equal to, and will be used by the Trust to pay, the aggregate upfront amounts due under the forward rate agreements and (B) make semiannual interest payments to the swap counterparty equal to 9.25% per annum on the notional amount of $13,415,000 plus any additional interest (which represent the payments received by the Trust on the underlying securities) during the relevant periods and will receive from the swap counterparty semiannual interest payments based on the 10Y CMT rate during the relevant period, subject to the minimum coupon and maximum coupon (or, in the case of the August 2011, February 2012 and August 2012 payment dates, a maximum of 5.00% per annum) and (ii) four separate forward interest rate agreements.

Under the forward rate agreements, (1) the Trust will pay a specified upfront amount on the closing date, (2) on a payment date immediately preceding the February 2011 distribution date for the Units, the Trust will either (A) receive a payment from the swap counterparty determined based on the excess, if any, of 5.00% per annum over the 10Y CMT rate for the relevant six month period or (B) make a payment to the swap counterparty determined based on the excess, if any, of the 10Y CMT rate for the relevant six month period over 5.00% per annum, and (3) on a payment date immediately preceding each of the August 2011, February 2012 and August 2012 distribution dates for the Units, the Trust will receive a payment from the swap counterparty determined based on the excess, if any, of 5.00% per annum over the 10Y CMT rate for the relevant six month period.

Through the payment date occurring in August 2012, through the interest rate swap and the forward rate agreements together, the Trust will be entitled to a net 5.00% per annum fixed rate payment.  After the August 2012 payment date, the interest rate swap will have the effect, subject to performance by the swap counterparty of its obligations, of converting the return on the underlying securities to a return based on a floating rate determined by 10Y CMT rate (subject to the Minimum Coupon and Maximum Coupon) that the Trust will distribute on the Units.

From and after the payment date in August 2012, the amount payable by the swap counterparty on each interest payment date will be determined based on a rate equal to the value of the 10Y CMT rate for the relevant semiannual period.  The value of 10Y CMT rate for purposes of the Units is the rate published on Bloomberg page “H15T10Y <Index>” two U.S. government securities business days prior to the beginning of each coupon period and reflects the average yield of a range of Treasury securities, all adjusted to the equivalent of a ten-year maturity.  Yields on Treasury securities at constant maturity are determined by the U.S. Treasury from the daily yield curve, which is based on the closing market-bid yields on actively traded Treasury securities in the over-the-counter market.  If the 10Y CMT rate is not reported on Bloomberg page “H15T10Y <Index>”, Federal Reserve Statistic H.15, which is available at the Federal Reserve Board’s website, shall be used.  If the 10Y CMT rate is not published by Bloomberg or the Federal Reserve Board, the 10Y CMT rate will be determined by the calculation agent under the swap transactions by taking the average of quotes received from five independent dealers selected at the discretion of the calculation agent, using the most recently available definition of 10Y CMT rate published by the Federal Reserve Board.

The notional amount of the interest rate swap transaction will be equivalent to the principal amount of underlying securities held by the Trust.  The Trust will receive a single payment under each of the forward rate agreements and semiannual payments under the interest rate swap on the scheduled distribution dates for the Units.  Payment dates and payment accrual periods for payments from the Trust to the swap counterparty will match the interest payments on the underlying securities.

The principal economic terms of the swap transactions will be contained in a set of confirmations under an ISDA Master Agreement dated August 30, 2010.  A current report on Form 8-K relating to the Units containing a copy of each of the executed confirmations under the swap agreement will be filed by the depositor with the SEC following the issuance and sale of the Units.

The material terms of the confirmation for the interest rate swap transaction are described below:

Counterparty A:	Morgan Stanley Capital Services Inc., with payments guaranteed by Morgan Stanley

Counterparty B:	CMT Linked Trust Units Series 2010-01

Notional Amount:	$13,415,000

Trade Date:	August 25, 2010

Effective Date:	August 30, 2010

Termination Date:	August 6, 2019

Underlying index:	10Y CMT rate, as published on Bloomberg page “H15T10Y <Index>”

Counterparty A Floating Rate:	10Y CMT rate, subject to the minimum rate and maximum rate.

Minimum Rate:	0.00% per annum

Maximum Rate:
(x) 5.00% per annum with respect to the August 2011, February 2012 and August 2012 payment dates and (y) 15.00% per annum with respect to all other payment dates (including the payment date occurring in February 2011)

Calculations:	Intermediate calculations rounded to five decimal places; final payment calculations rounded to three decimal places

Counterparty A Payment Dates:
The business day prior to each February 6 and August 6, beginning on the business day prior to February 6, 2011.  The reset date for the Counterparty A floating rate will occur on the business day following each Counterparty A payment date.

Counterparty A Day Count:	30/360

Counterparty A Business Days:	New York

Fallback Provision:
If by 3:00 pm on any interest reset date the 10Y CMT rate is not reported on Bloomberg page “H15T10Y <Index>”, Morgan Stanley Capital Services Inc., in its capacity as the calculation agent under the swap transactions, will obtain the 10Y CMT rate as published by the Federal Reserve Board in Federal Reserve Statistic H.15.  If the 10Y CMT rate is not published by Bloomberg or the Federal Reserve Board, the 10Y CMT rate will be determined by the calculation agent under the swap transactions by taking the average of quotes received from five independent dealers selected at the discretion of the calculation agent, using the most recently available definition of 10Y CMT rate published by the Federal Reserve Board.

Counterparty B Fixed Rate:	9.25% per annum plus any additional interest received by Counterparty B on the underlying securities

Counterparty B Payment Dates:	Each February 6 and August 6, beginning on February 6, 2011, subject to adjustment in accordance with following business day convention.

Counterparty B Day Count:	30/360

Counterparty B Business Days:	New York

Calculation Agent:	Morgan Stanley Capital Services Inc.

Calculations:	Intermediate calculations rounded to five decimal places; final payment calculations rounded to three decimal places.

Other Payments:
Counterparty A will pay to Counterparty B an upfront payment in the amount of $556,722.50, which is equal to, and will be used by the Trust to pay, the aggregate upfront amounts due under the forward rate agreements.

The material terms of each of the confirmations for the forward rate agreement transactions are described below:

Counterparty A:	Morgan Stanley Capital Services Inc., with payments guaranteed by Morgan Stanley

Counterparty B:	CMT Linked Trust Units Series 2010-01

Notional Amount:	$13,415,000

Trade Date:	August 25, 2010

Upfront Payment Date:	August 30, 2010

Effective Date:	For Confirmation 1: August 30, 2010

For Confirmation 2: February 6, 2011

For Confirmation 3: August 6, 2011

For Confirmation 4: February 6, 2012

Termination Date:	For Confirmation 1: February 6, 2011

For Confirmation 2: August 6, 2011

For Confirmation 3: February 6, 2012

For Confirmation 4: August 6, 2012

Underlying index:	10Y CMT rate, as published on Bloomberg page “H15T10Y <Index>” two business days prior to the Effective Date.

Counterparty B Payment Dates:	The Upfront Payment Date.

Counterparty B Upfront Payment
Amount:	For Confirmation 1: $143,650

For Confirmation 2: $153,445

For Confirmation 3: $136,239

For Confirmation 4: $123,438

Counterparty B Business Days:	New York

Fallback Provision:
If by 3:00 pm on the Effective Date the 10Y CMT rate is not reported on Bloomberg page “H15T10Y <Index>”, Morgan Stanley Capital Services Inc., in its capacity as the calculation agent under the swap transactions, will obtain the 10Y CMT rate as published by the Federal Reserve Board in Federal Reserve Statistic H.15.  If the 10Y CMT rate is not published by Bloomberg or the Federal Reserve Board, the 10Y CMT rate will be determined by the calculation agent under the swap transactions by taking the average of quotes received from five independent dealers selected at the discretion of the calculation agent, using the most recently available definition of 10Y CMT rate published by the Federal Reserve Board.

Floating Rate Payer:	For Confirmation 1: Counterparty A, if the Forward Rate is positive. Counterparty B, if the Forward Rate is negative.

For Confirmation 2: Counterparty A, if the Forward Rate is positive.

For Confirmation 3: Counterparty A, if the Forward Rate is positive.

For Confirmation 4: Counterparty A, if the Forward Rate is positive.

Forward Rate:	The difference, if any, between (i) 5.00% per annum and (ii) the 10Y CMT rate, as published on Bloomberg page “H15T10Y <Index>” two Business Days prior to the Effective Date.

Floating Rate Payer Payment Dates:	One Business Day prior to the Termination Date

Floating Rate Payer Day Count:	30/360

Floating Rate Payer Business Days:	New York

Calculation Agent:	Morgan Stanley Capital Services Inc.

Calculations:	Intermediate calculations rounded to five decimal places; final payment calculations rounded to three decimal places.

Forward rate agreement assignment provisions

The Trust may elect at any time, without the consent of the swap counterparty, to assign the Trust’s rights under each forward rate agreement, together or separately, to a substitute counterparty selected by the selling agent.  The trustee will exercise such right if so directed by 66 2/3% of the unitholders by outstanding Unit principal balance, provided that (i) notice is given to each rating agency rating the Units and (ii) the trustee receives an opinion of counsel that such assignment would not cause the Trust to fail to satisfy the requirements of Rule 3a-7 under the Investment Company Act.  The consideration received by the Trust in respect of such assignment of any forward rate agreement would be distributed to the unitholders pro rata on the next distribution date.

Early termination provisions

As described in the accompanying prospectus, early termination of the swap agreement may result in the Trust becoming liable for a swap termination payment, and the Trust may be required to sell underlying securities in order to pay the swap termination payment.  You should consider carefully the risk factors applicable to swap agreements described under “Risk Factors —Risks related to swap agreements” in the accompanying prospectus.

The events of default applicable to the swap counterparty following which the swap transactions are subject to early termination by the Trust include (i) a default by the swap counterparty or swap guarantor in any payment required to be made by it under any swap transaction, (ii) certain events of insolvency or bankruptcy affecting the swap counterparty or the swap guarantor or (iii) the guarantee of the swap transactions failing to be in effect or being disaffirmed by the swap guarantor.  In addition, each swap transaction is subject to early termination by the Trust for the following termination events:  (i) the obligations of the swap counterparty and/or its guarantor under any swap transaction becoming illegal and (ii) the obligations of the Trust under any swap transaction becoming illegal.

The events of default applicable to the Trust following which each swap transaction is subject to early termination by the swap counterparty include (i) a default by the Trust in any payment required to be made by it under any swap transaction and (ii) the occurrence of certain events of insolvency or bankruptcy affecting the Trust.  In addition, each swap transaction is subject to early termination by the swap counterparty for the following termination events:  (i) redemption by the underlying security issuer of all of the underlying securities held by the Trust, (ii) any other trust wind-up event, including but not limited to where (1) an underlying security default occurs or (2) the underlying security issuer becomes a disqualified issuer or the swap counterparty becomes a disqualified swap counterparty, in certain circumstances where approval from the SEC and the NYSE to withdraw the Units from listing and terminate its reporting obligation is not obtained within a requisite time period as described under “The Trust Agreement—Delisting of Units”, (iii) the obligations of the swap counterparty under the swap transactions becoming illegal and (iv) the obligations of the Trust under the swap agreement becoming illegal.

If an early termination of the swap agreement occurs and the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units.

If an early termination of the swap agreement occurs as a result of a redemption due to an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty will rank junior to the claims of the unitholders and will be paid only out of funds from liquidation of the trust property, if any, in excess of those necessary to redeem the Units at part plus accrued interest.  For the avoidance of doubt, if there is a redemption of the underlying securities as a result of an acceleration due to a covenant breach, and prior to final payment on the Units another underlying security event of default (such as a failure to pay the redemption amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.  Even if the unitholders receive principal payments before any termination payment is made to the unitholders, if the market value of the underlying securities is such that the liquidation proceeds are less than the principal balance of the Units, the Trust will not have sufficient funds to pay the full principal amount of the Units.  Therefore, if the Units are redeemed prior to maturity due to a trust wind-up event, unitholders may receive less, and possibly significantly less, than the principal amount of the Units.

Significance percentage

For purposes of Rule 1115 under the Securities Act, the depositor has calculated the significance percentage in respect of the swap counterparty as being less than 10%.

Guaranty of swap counterparty obligations by Morgan Stanley

Morgan Stanley will unconditionally and irrevocably guarantee the due and punctual payment of all amounts payable by the initial swap counterparty under the swap agreement.  Pursuant to that guaranty, Morgan Stanley will agree to pay or cause to be paid all such amounts if (i) the swap counterparty fails to punctually pay any such amount and (ii) the trustee demands Morgan Stanley in writing pay such amount.  Morgan Stanley will not guarantee the obligations of any non-affiliate assignee of the initial swap counterparty or any other person who is or becomes a swap counterparty.

Morgan Stanley is a global financial services firm that maintains leading market positions in each of its business segments – Institutional Securities, Global Wealth Management Group and Asset Management.

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity and fixed income securities and related products, including foreign exchange and commodities; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services to individual investors and small-to-medium sized businesses and institutions covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income, alternative investments, which includes hedge funds and funds of funds, and merchant banking, which includes real estate, private equity and infrastructure, to institutional and retail clients through proprietary and third-party distribution channels. Asset Management also engages in investment activities.

Morgan Stanley’s principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.

Morgan Stanley files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Morgan Stanley files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Morgan Stanley) file electronically with the SEC. Morgan Stanley’s electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.

Morgan Stanley’s internet site is www.morganstanley.com. You can access Morgan Stanley’s Investor Relations webpage at www.morganstanley.com/about/ir. Morgan Stanley makes available free of charge, on or through its Investor Relations webpage, its proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Morgan Stanley also makes available, through its Investor Relations webpage, via a link to the SEC’s internet site, statements of beneficial ownership of Morgan Stanley’s equity securities filed by its directors, officers, 10% or greater shareholders and others under Section 16 of the Exchange Act.

Specified documents filed by Morgan Stanley with the SEC are incorporated by reference in this prospectus supplement as described under “Incorporation of Certain Documents by Reference.”

Morgan Stanley Capital Services Inc.

Morgan Stanley Capital Services Inc. (MSCS), which was incorporated in Delaware in 1985, is a wholly owned, unregulated, special purpose subsidiary of Morgan Stanley.  MSCS conducts business in the over-the-counter derivatives market, engaging in a variety of derivatives products, including interest rate swaps, currency swaps, credit default swaps and interest rate options with institutional clients.  MSCS is represented in Morgan Stanley's major operating areas:  New York, Tokyo, and London.  The obligations of MSCS under the swap agreement will be guaranteed by Morgan Stanley.

Transfer to avoid swap termination event after a bankruptcy event

The swap agreement will provide that a bankruptcy event of default will occur only if that event continues after a 30 day grace period and only if such event has also occurred with respect to the swap guarantor (if any).  Prior to the expiration of the grace period, the swap counterparty (at its own cost) may transfer all of its rights and obligations under the swap agreement (including with respect to acting as calculation agent thereunder) to a replacement swap counterparty.  If an event of default or termination event occurs during the 30 day grace period but prior to the transfer of the swap agreement to a replacement swap counterparty, the Trust and swap counterparty may exercise their rights under the swap agreement, including the right to designate an early termination date, without regard to the 30 day grace period.  If the swap counterparty does not replace itself prior to the expiration of the 30 day grace period, then a bankruptcy event of default will occur.

Any replacement swap counterparty must assume all such rights and obligations (including with respect to acting as calculation agent under the swap agreement) and either the replacement swap counterparty or its guarantor must have an S&P rating no lower than the higher of the S&P rating of the swap counterparty or the swap guarantor at that time.  In addition, any replacement swap counterparty must be a person who regularly offers to enter into, assume, offset, assign, or otherwise terminate positions in interest rate swaps with customers in the ordinary course of a trade or business.

Transfer of swap agreement if significance percentage becomes or is expected to become equal to or greater than 10%

If the significance percentage of the swap counterparty becomes or is expected to become equal to or greater than 10% and the swap counterparty is not a reporting company for purposes of the Exchange Act or does not file certain financial information in connection with such reporting, the depositor will be required either (i) to obtain approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration or (ii) to direct the swap counterparty to transfer its rights and obligations under the swap agreement to a swap counterparty (which may be an affiliate) that would not be a disqualified swap counterparty.  Any replacement swap counterparty must assume all such rights and obligations (including with respect to acting as calculation agent under the swap agreement) and either the replacement swap counterparty or its guarantor must have an S&P rating no lower than the higher of the S&P rating of the swap counterparty or the swap guarantor at that time.  In addition, any replacement swap counterparty must be a person who regularly offers to enter into, assume, offset, assign, or otherwise terminate positions in interest rate swaps with customers in the ordinary course of a trade or business.

If neither the Exchange Act reporting obligations in relation to the Units are terminated nor the swap agreement transferred to a replacement swap counterparty on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.   Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property.  See “Description of Trust Agreements—Trust wind-up events, liquidation events and disqualification events” in the prospectus.

The significance percentage will be determined in accordance with Item 1115 of Regulation AB.  The “significance percentage” is the percentage that the amount of the significance estimate represents of the aggregate principal balance of the underlying securities.  The "significance estimate" of the swap agreement will be determined based on a reasonable good-faith estimate of maximum probable exposure, made in substantially the same manner as that used in the swap counterparty's internal risk management process in respect of similar instruments.

Transfer of swap agreement to an affiliate

At any time, Morgan Stanley Capital Services Inc. may transfer all its rights and obligations (at Morgan Stanley Capital Services Inc.’s expense) under all transactions under the swap agreement to any wholly-owned subsidiary of Morgan Stanley, provided that such transfer will not cause the swap counterparty to become a disqualified swap counterparty.  Any subsidiary must assume all such rights and obligations (including with respect to acting as calculation agent under the swap agreement) and either the subsidiary or its guarantor must have an S&P rating no lower than the higher of the S&P rating of the swap counterparty or the swap guarantor at that time.  In addition, any such subsidiary must be a person who regularly offers to enter into, assume, offset, assign, or otherwise terminate positions in interest rate swaps with customers in the ordinary course of a trade or business.

DESCRIPTION OF UNITS

The Units will consist of one class of units, designated as the Units.  The Units have in the aggregate an initial principal balance of $13,415,000.

The Units will be issued, maintained and transferred on the book-entry records of The Depositary Trust Company and its participants in minimum denominations of $1,000 and multiples of $1,000 in excess thereof.  The trustee will maintain a register of the unitholders of record and distributions in respect of the Units will be made on each distribution date to holders of record as of the close of business on the business day prior to each distribution date except that in respect of the final distribution date, when distributions will be made against presentation of Units.

Application has been made to list the Units on the NYSE. Trading on the NYSE is expected to begin within 30 days after the completion of this offering.

The Units will be redeemed at any time when the underlying securities are redeemed by the underlying security issuer (subject to any termination payment to the swap counterparty first being made in full).

No unitholder other than the depositor may exchange Units for trust property.

Interest distributions

Distribution dates for the Units will occur semiannually on the 6th day of each February and August, commencing February 6, 2011, subject to the provisions of the trust agreement and the swap transactions.  If a distribution date would otherwise fall on a day that is not a business day, the payment will instead be made on the next following business day.  For purposes of the Units, a “business day” will include any day other than (i) Saturday or Sunday or (ii) a day on which commercial banks, in New York, New York or, for final payment of principal, in the relevant place of presentation, the city in which the corporate trust office of the trustee is located, are authorized or required by applicable law, regulation or executive order to close.

The interest paid on the Units will correspond to the payments received by the Trust under the swap transactions.

Principal distributions

Principal will be distributed on the final scheduled distribution date occurring on August 6, 2019.

If the Trust is terminated prior to the final scheduled distribution date, the Trust will liquidate the underlying securities and distribute the proceeds to pay the principal of and interest on the Units (subject to early termination payments due in respect of the swap transactions, which in some circumstances will have priority over the claims of the unitholders).

If any payment of principal with respect to the underlying securities held by the Trust is not received by the trustee by 10 a.m. (New York City time) on a distribution date, the corresponding distribution of principal on the Units will not occur until the next business day that the Trust is in receipt of proceeds of such payment prior to 10 a.m., with no adjustment to the amount distributed or the record date.

Reports in relation to the Units

For so long as the depositor in subject to the reporting requirements of the Exchange Act, the depositor will file distribution reports on Form 10-D in relation to the Trust following each distribution date for the Units, will file an annual report of Form 10-K in relation to the Units, and may file additional public reports in relation to the Trust and the Units from time to time.  The name of the Trust for purposes of obtaining reports on the EDGAR system is MS Structured CMT Linked Trust Units Series 2010-01, and the CIK number in relation to the Trust is 0001498311.  The public may read and copy any materials filed with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1–800–SEC–0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at (http://www.sec.gov).  The trustee will not make reports available through its website. Given the limited nature of reporting in relation to the Trust, reports will not be separately made available through any web site of the depositor.  However, the depositor or Morgan Stanley will provide electronic or paper copies of such reports free of charge upon request.

UNITED STATES FEDERAL INCOME TAXATION

The discussion under the heading “United States Federal Income Taxation” herein represents the opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of Units by a unitholder who acquires its Units on the closing date at a price equal to the principal balance of the Units.  This discussion should be read in conjunction with the discussion contained in the prospectus under “United States Federal Income Taxation” and is subject to the limitations set forth in that discussion.

The Trust will be treated as a grantor trust for U.S. federal income tax purposes.  Accordingly, unitholders generally will be treated as owning an undivided beneficial interest in the assets of the Trust and required to include in their gross income their pro rata share of the gross income of the Trust.  Unitholders also may deduct their pro rata share of the fees and other deductible expenses paid by the Trust, subject to the limitations otherwise applicable to such deductions, as described in the prospectus under “United States Federal Income Taxation—Trust expenses.”

This discussion is based on, and assumes the correctness of, the tax disclosure in the underlying security disclosure document and assumes that the underlying securities are treated as indebtedness.  A prospective purchaser of the Units should read the tax disclosure in the underlying security disclosure document for a description of the U.S. federal income tax consequences of purchasing, holding and disposing of the underlying securities and should consult its own tax advisor with regard to the U.S. federal income tax consequences of purchasing, holding and disposing of the Units if the underlying securities are treated in a manner different from what is described in the tax disclosure in the underlying security disclosure document.

No statutory, administrative or judicial authority addresses the taxation of a transaction identical to an investment in the Units, and significant aspects of the tax treatment of such an investment are uncertain.  While not free from doubt, a unitholder’s treatment of the Units should be as described below (disregarding the discussion under “—Alternative treatments”).  For a description of other possible characterizations and tax consequences, see “Alternative treatments”, below.

Overview

               By purchasing the Units, each U.S. unitholder agrees to treat its investment in the Units for U.S. federal income tax purposes as (i) an investment in the underlying securities and the interest rate swap treated as an integrated transaction and an integrated debt instrument (“Integrated Debt”) under Treasury Regulations Section 1.1275-6 (the “Integration Regulations”), (ii) an investment in four separate forward rate agreements in respect of the 10Y CMT (the “Forward Contracts”), characterized as either a short-term debt instrument or as prepaid forward contracts, as discussed below under “—Taxation of the Forward Contracts”, and (iii) an identified straddle consisting of the Integrated Debt and the prepaid forward contracts.  The discussion below (except as provided under “—Alternative treatments”) assumes such treatment.  The purchase price paid by a unitholder for its Units should be allocated among the Integrated Debt and each of the Forward Contracts by reference to their relative fair market values.  The fair market value of each of the Forward Contracts should be considered to equal the upfront amount documented on the confirmation for such Forward Contract as summarized in this prospectus supplement under “Swap Agreement”.  The fair market value of the Integrated Debt should equal the difference between the price paid for the Units and the portion of the purchase price allocated to the Forward Contracts.

Under the characterization described in the last paragraph, in summary, the tax treatment of a unitholder’s investment in the Units will be as follows.  A unitholder will be required to include in income in each taxable year the original issue discount (“OID”) with respect to the Integrated Debt accruing during the year, regardless of such unitholder’s method of accounting.  The amount of OID accruing for each taxable year on the Integrated Debt generally will equal the accrued interest coupons on the Integrated Debt plus the portion of the discount on the Integrated Debt that accrues during the year.  The discount on the Integrated Debt will equal the upfront payment received on the interest rate swap by the Trust, which will equal the cost of the Forward Contracts.

Unitholders also will be taxed on any gain or income from the settlement of each Forward Contract, which will equal the excess of the amount received by the Trust on the Forward Contract over the portion of the initial purchase price allocated to that contract.  The excess amount in respect of the Forward Contract expiring on February 6, 2011 (“Forward Contract I”) will be treated as ordinary income (the timing of such income is discussed below).  Gain, if any, on settlement of the Forward Contracts expiring on August 6, 2011, February 6, 2012, and August 6, 2012 (“Forward Contract II”, “Forward Contract III” and “Forward Contract IV”, respectively) will be short-term capital gain.  Any loss realized on Forward Contracts II, III and IV generally will be capitalized and added to the basis of the Integrated Debt and therefore will not be currently deductible.

As a result, a unitholder should expect to recognize taxable income for each taxable year in an amount that may be significantly different from (and may exceed) the coupons received on the Units during the year.

Any gain or loss at maturity or on a taxable disposition of the Units generally will be long-term capital gain or loss, if the Units have been held for more than one year after settlement of Forward Contract IV.  Otherwise, any such gain or loss on the Units will be short-term capital gain or loss (except for gain attributable to any accrued discount on Forward Contract I not previously included in income, which generally will be treated as ordinary income).

Taxation of Integrated Debt

In General.  As described above, by purchasing the Units, each U.S. unitholder agrees to treat the underlying securities and the interest rate swap as part of an integrated transaction within the meaning of the Integration Regulations.  In general, the effect of integration will be to combine the underlying security and the interest rate swap into a single synthetic debt instrument providing for interest payments corresponding to the coupons on the underlying securities plus or minus payments made or received by the Trust under the interest rate swap.  A unitholder’s initial tax basis in the Integrated Debt will equal the portion of the purchase price for the Units allocated to the Integrated Debt under the purchase price allocation rules described above.  However, the underlying securities and interest rate swap would be treated separately rather than as a single synthetic debt instrument for purposes of the U.S. withholding tax rules.  For a general discussion of the integration rules and the treatment of the underlying securities and the interest rate swap as an integrated transaction, see the prospectus under “United States Federal Income Taxation—Taxation of underlying securities and swap agreement as an integrated transaction.”

Under the integration rules, a unitholder will be required to accrue OID on the Integrated Debt.  OID will consist of the discount at which the Integrated Debt is considered to be issued below its principal amount and (under a special rule in the Integration Regulations) all stated coupon payments.  The issue price of the Integrated Debt will be the adjusted issue price of the underlying securities (which, based on information included in the prospectus for the underlying securities, will equal the par value of the underlying securities) as of the issue date of the Integrated Debt, decreased by the upfront payment received by the Trust under the interest rate swap, which will equal the cost of the Forward Contracts.  Consequently, the Integrated Debt will be issued at a discount.  As a result, the amount of OID to be accrued in each taxable year will equal the amounts accrued with respect to coupons on the Integrated Debt, increased by the annual portion of such discount.  A unitholder must include such OID in income as it accrues regardless of the unitholder’s method of accounting.  In addition, unitholders will be required to continue accruing OID even if payments under the Units are deferred and unitholders are not receiving any cash coupons on a current basis.  For a discussion of the treatment of OID on a debt instrument, see the prospectus under “United States Federal Income Taxation—Taxation of the underlying securities—Original issue discount”.  If the unitholder’s initial tax basis in the Integrated Debt is greater than or less than the issue price of the Integrated Debt, then such difference will generally be treated as acquisition premium or market discount, respectively, as discussed in the prospectus under “United States Federal Income Taxation—Taxation of underlying securities—Acquisition premium and amortizable bond premium” and “United States Federal Income Taxation—Taxation of underlying securities—Market Discount”.

Integrated treatment does not affect the application of U.S. withholding tax rules to non-U.S. unitholders.

Identification requirements for integration.  The Integration Regulations provide that in order for a taxpayer to integrate a debt instrument and a hedge (such as the underlying securities and the interest rate swap), the taxpayer must comply with certain identification requirements on or before the date the taxpayer enters into the hedge.  Specifically, the taxpayer must enter and retain as parts of its books and records (i) the date the underlying securities were acquired or are expected to be acquired and the date the hedge was entered into by the taxpayer, (ii) a description of the underlying securities and the hedge, and (iii) a summary of the cash flows and accruals on the Integrated Debt resulting from integration.  The Integration Regulations do not address specifically how these identification requirements are met in the case of a debt instrument and hedge held through a grantor trust with traded units.  However, the procedures described below should be sufficient to comply with these requirements.  First, the Trust will create and retain a record identifying the underlying securities and the interest rate swap as an integrated transaction, and each U.S. unitholder by purchasing its Units agrees to such identification by the Trust on behalf of the unitholder.  Second, by purchasing the Units, each U.S. unitholder agrees to identify the underlying securities and the interest rate swap as an integrated transaction by adopting as part of its books and records (i) the trade ticket generated on the trade date by the broker through which the unitholder purchased its Units (and the record thereon of the trade date) as evidenced by the trade confirmation received by the unitholder, (ii) the description of the underlying securities and the interest rate swap set forth in this prospectus supplement under the headings “Description of Trust Property” and “Swap Agreement” and (iii) the summary of the cash flows and accruals on the Integrated Debt set forth under “—Summary of cash flows and accruals on the Integrated Debt” at the end of this section.  The cash flow and accrual summary is needed to meet a requirement of the Integration Regulations, but it is not a projection of actual cash payments or income amounts, which will differ significantly from the summary.

Taxation of the Forward Contracts

Income from Forward Contracts.  As described above, by purchasing the Units, each U.S. unitholder agrees to treat (i) Forward Contract I as a short-term debt instrument issued at a discount, because the amount the unitholder will receive under Forward Contract I will be fixed as of the closing date, and (ii) Forward Contracts II, III and IV, as prepaid forward contracts with regard to 10Y CMT.  The following discussion, except as specified below under “—Alternative Treatments”, assumes such characterization.  The tax basis of each of the Forward Contracts will equal the portion of the purchase price of the Units allocated to the Forward Contract as described above.

 A unitholder using a cash method of tax accounting will generally not be required to include in income discount with respect to Forward Contract I as it accrues (unless such unitholder elects to accrue discount), but will be required to treat income realized on settlement of Forward Contract I as ordinary income.  A unitholder using the accrual method of tax accounting generally will be required to include discount with respect to Forward Contract I in gross income as it accrues.  Discount will be treated as accruing for these purposes on a ratable basis or, at the election of the unitholder, on a constant yield basis based on daily compounding.  Also, a unitholder may be required to accrue discount in certain cases if 20 percent or more of the Units are held by accrual method taxpayers, or certain institutional holders.  A unitholder that accounts for income from Forward Contract I on a cash basis may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry its investment through the Units in Forward Contract I until the settlement of Forward Contract I or an earlier disposition of the Units in a taxable transaction.

Upon the settlement or other taxable disposition of Forward Contracts II, III and IV, a unitholder generally will recognize gain or loss equal to the difference between the unitholder’s share of the amount realized by the Trust under the relevant Forward Contract and the unitholder’s tax basis in that Forward Contract.  Such gain or loss generally will be capital gain or loss.  The character and timing of recognition of such capital gain or loss is discussed immediately below.

Straddle rules and identified straddle election.  The tax straddle rules generally apply to offsetting positions in actively traded personal property.  Although it is not entirely certain how the straddle rules would apply in this case, a unitholder should expect that its ownership interest in the Integrated Debt and Forward Contracts II, III and IV will be treated as a straddle for U.S. federal income tax purposes.  The remainder of this section, except as discussed under “—Alternative treatments”, assumes that the straddle rules will apply.  For a general discussion of the straddle rules, see the prospectus under “United States Federal Income Taxation—Straddle rules”.

As described above, by purchasing the Units, each unitholder agrees to treat the Integrated Debt and Forward Contracts II, III and IV as part of an identified straddle.  In general, the effect of making the identified straddle election will be that realized gain, if any, on settlement of any of these Forward Contracts  will be immediately taxable, but realized loss, if any, will not be currently deductible.  Instead, the loss amount generally should be added to the basis of the Integrated Debt.  Consequently, a unitholder should expect to benefit from a loss on Forward Contracts II, III and IV only when the Integrated Debt is retired or it disposes of all or a portion of its investment in the Units or basis is otherwise taken into account.  Unitholders should discuss with their tax advisors whether basis adjustments can offset OID accruals.

An identified straddle means any straddle which is clearly identified on the taxpayer’s records as an identified straddle before the earlier of the close of the day on which the straddle is acquired or such time as is prescribed by Treasury Regulations.  In addition, an identified straddle may not be part of a larger straddle.  The straddle rules provide that Treasury regulations may prescribe the proper methods for clearly identifying a straddle as an identified straddle.  However, no such regulations have been issued.  Although it is not entirely certain, the procedures described below should be sufficient to identify the Integrated Debt and Forward Contracts II, III and IV as an identified straddle.  First the Trust will create and retain a record identifying the Integrated Debt and the Forward Contracts  as an identified straddle, and each unitholder by purchasing its Units agrees to such identification by the Trust on behalf of the unitholder.  Second, by purchasing the Units, each U.S. unitholder agrees to identify the Integrated Debt and the Forward Contracts as an identified straddle by adopting as part of its books and records the trade ticket generated on the trade date by the broker through which the unitholder purchased its Units (and the record thereon of the trade date) as evidenced by the trade confirmation received by the unitholder.

Alternative treatments

Due to the absence of authority as to the proper characterization of the investment in the Units, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above.  It is possible that the Internal Revenue Service could seek to characterize the Units in a manner that results in tax consequences materially different from those described above.

For example, the Internal Revenue Service could take the position that the interest rate swap and the Forward Contracts should be treated as a single notional principal contract, with the result that integrated treatment under the Integration Regulations may not be allowed.  In addition, the Internal Revenue Service could take the position that the Forward Contracts should be treated together as a notional principal contract, that Forward Contracts II, III and IV should be treated as debt instruments with contingent payments, that the Integrated Debt and Forward Contracts II, III or IV do not constitute a straddle or that a unitholder may not capitalize a disallowed loss on Forward Contracts II, III or IV if there is no unrecognized gain on an offsetting position.

Under these alternative treatments, the timing and character of income from the Units could differ substantially from the description above.  For example, payments received under a notional principal contract would be ordinary income and net payments made under a notional principal contract generally would be miscellaneous itemized deductions that may not be deductible (or deductible only in part).  See the prospectus under “United States Federal Income Taxation—Taxation of the swap agreement—Periodic payments and nonperiodic payments (including swap premium)”.  Under some of these treatments, all U.S. unitholders would be required to accrue ordinary income on a current basis with respect to the Forward Contracts.

Summary of cash flows and accruals on the Integrated Debt

The following summary of cash flows and accruals of OID on the Integrated Debt assumes no deferral of interest payments on the underlying security.  The summary is per $1,000 principal amount of Integrated Debt.  It is based on a fixed CMT rate of 2.50% (the initial value used in calculating interest for the first accrual period on the Units).  In the case of a Unit purchased after the closing date, the OID accrual for the first accrual period will be reduced by interest that has accrued on the Unit before the closing date for the purchase.  Although the summary is based on a fixed CMT rate, the CMT rate actually used to calculate cash payments and OID accruals will vary over time.  Thus income should not be reported based on the summary.

Payment Date	Coupon payment received by the Trust on the underlying security	Payment made by the Trust on the interest rate swap	Total cash flow	Total accrual of OID for period ending on Payment Date
February 6, 2011	$40.08	$29.25	$10.83	$20.40
August 6, 2011	46.25	33.75	12.50	23.00
February 6, 2012	46.25	33.75	12.50	23.90
August 6, 2012	46.25	33.75	12.50	24.20
February 6, 2013	46.25	33.75	12.50	25.10
August 6, 2013	46.25	33.75	12.50	25.20
February 6, 2014	46.25	33.75	12.50	26.30
August 6, 2014	46.25	33.75	12.50	26.40
February 6, 2015	46.25	33.75	12.50	27.50
August 6, 2015	46.25	33.75	12.50	27.80
February 6, 2016	46.25	33.75	12.50	28.80
August 6, 2016	46.25	33.75	12.50	29.20
February 6, 2017	46.25	33.75	12.50	30.20
August 6, 2017	46.25	33.75	12.50	30.50
February 6, 2018	46.25	33.75	12.50	31.70
August 6, 2018	46.25	33.75	12.50	31.90
February 6, 2019	46.25	33.75	12.50	33.20
August 6, 2019	46.25	33.75	12.50	33.40

ERISA CONSIDERATIONS

As further described in the prospectus, upon closing, it is anticipated that the Units will be publicly-offered securities and the assets of the Trust will not be considered to be assets of any plan investing in the Units pursuant to the plan asset regulations.

In the event that delisting of the Units occurs as described under “The Trust—Delisting of Units”, the unitholders will be given notice of any application to delist the Units.  Any unitholder that would constitute (a) an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (b) a plan or other arrangement described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or the Code (including an individual retirement account or a Keogh plan), subject to Section 4975 of the Code, (c) an entity whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment in the entity and (d) a non-U.S.,governmental or church plan that is not subject to Section 406 of ERISA or Section 4975 of the Code but may be subject to other laws (“similar law”) that are substantially similar to those provisions (each of the foregoing referred to as a “plan”) may be given the right to elect a partial sale of the trust property and termination of the swap transaction solely as to the portion of the trust property represented by its holding of Units.  Each unitholder which is given notice of such a right and does not make such election, and each fiduciary who makes such determination on its behalf, shall be deemed to have represented and warranted, for so long as it holds the Unit or a beneficial interest therein, that by reason of the application of one or more of the exemptions from the prohibited transactions rules of Section 406 of ERISA and Section 4975 of the Code provided under prohibited transaction class exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 or an exemption from a similar law prohibition, its holding and subsequent disposition of such Units (and the transactions of the underlying trust, including the holding of the underlying securities and the swap transaction with a swap counterparty) shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation of similar law.  Any plan (and the fiduciary who makes the determination to acquire on its behalf) acquiring Units after delisting will be deemed to have made the representations and warranties set forth in the immediately preceding sentence with respect to its acquisition, holding and disposition of Units for so long as it holds the Units or any beneficial interest therein.

PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the underwriting agreement, dated as of the closing date, between MS&Co. as underwriter, or the “underwriter”, and the depositor, the depositor has agreed to sell and MS&Co. (an affiliate of the depositor) has agreed to purchase, the Units.

The underwriter has agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all Units offered hereby if any of such Units are purchased.

The depositor has been advised by the underwriter that it proposes to acquire such Units for its own account and to resell the Units from time to time in one or more transactions including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment therefor.  The underwriter may effect such transactions by selling Units to or through MSSB, as selected dealer, or other dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and any purchasers of Units for whom they may act as agents.  Such dealers may include other affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the underwriter, a fixed sales commission of 2.25% for each Unit they sell. The underwriter and any dealers that participate with the underwriter in the distribution of Units may be deemed to be underwriters, and any profit on the resale of Units by them may be deemed to be underwriting discounts, or commissions under the Securities Act.

The underwriting agreement provides that the depositor will indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the underwriter may be required to make in respect thereof.

MS&Co. is an affiliate of the depositor, and the participation by MS&Co. in the offering of the Units complies with Section 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

From time to time, the underwriter and its affiliates may be engaged by the underlying security issuer, the underlying security guarantor and other underlying security issuers as an underwriter or placement agent, in an advisory capacity or in other business arrangements.  In addition, the underwriter and its affiliates may make a market in outstanding securities of the underlying security issuer, the underlying guarantor and any other underlying security issuer.  Each unitholder will be deemed to have acknowledged and agreed that the underwriter or its affiliates may engage in any kind of business with, or have an investment in, the underlying security issuer, the underlying security guarantor and any other underlying security issuer or related persons, and in connection therewith, may obtain or be in possession of non-public information regarding the underlying securities or related persons which may not be made available to unitholders.

This prospectus supplement and the accompanying prospectus may be used by MS&Co., an affiliate of the depositor, and other affiliates of the depositor in connection with offers and sales of the Units in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise.  MS&Co. and such other affiliates of the depositor may act as principal or agent in such transactions.

The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

In order to facilitate the offering of the Units, the certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Units or any other securities the prices of which may be used to determine payments on the Units.  Specifically, the underwriters may sell more Units than they are obligated to purchase in connection with the offering, creating a short position for their own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agents under any overallotment option.  The underwriters can close out a covered short sale by exercising the overallotment option or purchasing the Units in the open market.  In determining the source of securities to close out a covered short sale, the agents will consider, among other things, the open market price of the Units compared to the price available under the overallotment option.  The underwriters may also sell Units or any other securities in excess of the overallotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing Units in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the underwriters may bid for, and purchase, Units or any other securities in the open market to stabilize the price of the Units or of any other securities.  Finally, in any offering of Units through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Units in the offering, if the syndicate repurchases previously distributed Units to cover syndicate short positions or to stabilize the price of Units.  Any of these activities may raise or maintain the market price of the Units above independent market levels or prevent or retard a decline in the market price of these securities.  The underwriters are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

Certain legal matters relating to the Units will be passed upon for the depositor and the underwriter by Cleary Gottlieb Steen & Hamilton LLP.

INDEX OF DEFINED TERMS

10Y CMT rate	S-C
business days	S-8
calculation agent	S-9
calculation agent	S-4
Code	S-12
disqualified issuer	S-28
disqualified swap counterparty	S-28
disqualified swap transaction	S-28
disqualified underlying security	S-28
distributions	S-35
DTC	S-5
forward rate agreement	S-4
interest rate swap	S-4
MS&Co.	S-D
MSSB	S-D
NYSE	S-9
plan	S-56
plan assets	S-56
PTCE	S-56
Securities Act	S-23
similar law	S-56
swap agreement	S-9
trigger amount	S-11
trust wind-up event	S-9
underlying securities	S-4
underlying security	S-4
underlying security default	S-27
underlying security disclosure documentS	S-4
underlying security event of default	S-35
underlying security guarantor	S-4
underlying security issuance agreement	S-4
underlying security issuer	S-4
underlying security registration statementS	S-4
underwriter	S-56
Units	S-4

Annex A
HISTORICAL INFORMATION

Provided below are historical levels of the month end 10Y CMT rate (on an annual basis) as reported by Bloomberg for the period from January 2000 to December 2010.  The historical information included below was obtained from Bloomberg page “H15T10Y <Index>”.

The historical levels of the 10Y CMT rate should not be taken as an indication of future levels of the 10Y CMT rate, and no assurance can be given as the level of the 10Y CMT rate for any reference month.  However, the 10Y CMT rate may not increase or decrease over the term of the Units in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the 10Y CMT rate level over the term of the Units may be significantly different than the frequency of fluctuations of the 10Y CMT rate indicated in the table.

Historical Levels of 10Y CMT rate
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
January	6.66	5.16	5.04	4.05	4.15	4.22	4.42	4.76	3.74	2.52	3.73
February	6.52	5.10	4.91	3.90	4.08	4.17	4.57	4.72	3.74	2.87	3.69
March	6.26	4.89	5.28	3.81	3.83	4.50	4.72	4.56	3.51	2.82	3.73
April	5.99	5.14	5.21	3.96	4.35	4.34	4.99	4.69	3.68	2.93	3.85
May	6.44	5.39	5.16	3.57	4.72	4.14	5.11	4.75	3.88	3.29	3.42
June	6.10	5.28	4.93	3.33	4.73	4.00	5.11	5.10	4.10	3.72	3.20
July	6.05	5.24	4.65	3.98	4.50	4.18	5.09	5.00	4.01	3.56	3.01
August	5.83	4.97	4.26	4.45	4.28	4.26	4.88	4.67	3.89	3.59
September	5.80	4.73	3.87	4.27	4.13	4.20	4.72	4.52	3.69	3.40
October	5.74	4.57	3.94	4.29	4.10	4.46	4.73	4.53	3.81	3.39
November	5.72	4.65	4.05	4.30	4.19	4.54	4.60	4.15	3.53	3.40
December	5.24	5.09	4.03	4.27	4.23	4.47	4.56	4.10	2.42	3.59

A - 1